 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock and
All Outstanding Shares of Class B Common Stock
of
Supreme Industries, Inc.
at
$21.00 Net Per Share in Cash
by
Redhawk Acquisition Corporation
a direct wholly owned subsidiary of
Wabash National Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 27, 2017, UNLESS THE OFFER IS EXTENDED.
Redhawk Acquisition Corporation, a Delaware corporation (“Purchaser”) and direct wholly owned subsidiary of Wabash National Corporation, a Delaware corporation (“Wabash National”), is making an offer to purchase all outstanding shares of  (i) Class A common stock, par value $0.10 per share (the “Class A Shares”), and (ii) Class B common stock, par value $0.10 per share (the “Class B Shares” and, collectively with the Class A Shares, the “Shares”), of Supreme Industries, Inc., a Delaware corporation (“Supreme”), at a price of  $21.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of August 8, 2017 (the “Merger Agreement”), by and among Wabash National, Purchaser and Supreme. Following the completion of the Offer, Purchaser will be merged with and into Supreme (the “Merger”) without a vote of the stockholders of Supreme in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Supreme will survive as a direct wholly owned subsidiary of Wabash National, and each Share not previously purchased in the Offer (other than Shares held by Wabash National, Supreme, Purchaser or any of their respective wholly owned subsidiaries or stockholders of Supreme who have perfected their statutory rights of appraisal under Delaware law) will be converted into the right to receive the Offer Price in cash. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
The Supreme board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) recommended that Supreme’s stockholders tender their Shares to Purchaser pursuant to the Offer.
The Offer is not subject to any financing condition. The Offer is subject to a number of conditions, including among other things, that the number of Shares validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares, if any, then owned by Wabash National or Purchaser, and any subsidiary or affiliate of Wabash National or Purchaser, taken as a whole (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), constitutes at least one Share more than one-half of all Shares outstanding as of the consummation of the Offer (the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other customary conditions as described in Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 – 6. You should read this entire document carefully before deciding whether to tender your Shares.
If you have questions or need assistance, you should contact Laurel Hill Advisory Group, LLC, the information agent for the Offer (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

August 22, 2017
IMPORTANT
Stockholders desiring to tender their Shares in the Offer must:
1.
For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

•
contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender their Shares to Purchaser before the expiration of the Offer.

2.
For Shares that are registered in the stockholder’s name and held in book-entry form:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase);

•
if using the Letter of Transmittal, have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•
deliver an Agent’s Message or the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at its address on the back of this Offer to Purchase; and

•
transfer the Shares through book-entry transfer into the account of the Depositary.

3.
For Shares that are registered in the stockholder’s name and held as physical certificates:

•
complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;

•
have the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•
deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3 — “Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Depository Trust Company, is at the election and risk of the tendering stockholder.

i

SUMMARY TERM SHEET
Securities Sought:
All outstanding shares of Supreme Industries, Inc. (“Supreme”) Class A common stock, par value $0.10 per share (the “Class A Shares”), and Class B common stock, par value $0.10 per share (the “Class B Shares” and, collectively with the Class A Shares, the “Shares”)
Price Offered Per Share:
$21.00 net to you in cash, without interest, subject to any tax withholding
Scheduled Expiration of Offer:
12:01 a.m., New York City time, on Wednesday, September 27, 2017 (the “Expiration Date”), unless extended
Purchaser:
Redhawk Acquisition Corporation, a direct wholly owned subsidiary of Wabash National Corporation (“Wabash National”)
Supreme Board Recommendation:
The board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) recommended that Supreme’s stockholders tender their Shares to Purchaser pursuant to the Offer.
The following are some of the questions you, as a stockholder of Supreme, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.
Who is offering to buy my shares?
Purchaser is Redhawk Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Wabash National, formed for the purpose of making this Offer and acquiring all outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Wabash National and Purchaser.” In this Offer to Purchase, unless the context requires otherwise, the terms “we,” “our” and “us” refer to Purchaser.
How many Shares are you offering to purchase in the Offer?
We are seeking to purchase all outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
How much are you offering to pay and in what form of payment? Will I have to pay any fees or commissions?
We are offering to pay $21.00, net to you in cash, without interest and subject to any tax withholding, for each Share tendered and accepted for payment in the Offer (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”). If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

What does the board of directors of Supreme think of the Offer?
The Supreme board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) recommended that Supreme’s stockholders tender their Shares to Purchaser pursuant to the Offer. See the “Introduction” to this Offer to Purchase.
What is the market value of my Shares as of a recent date?
On August 8, 2017, the last trading day before we announced the execution of the Merger Agreement, the closing price of Supreme’s Class A Shares reported on NYSE MKT was $15.47 per share. On August 21, 2017, the last full trading day before commencement of the Offer, the closing price of Supreme’s Class A Shares reported on NYSE MKT was $20.97 per share. We recommend that you obtain a recent quotation for Supreme’s Class A Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of the Shares; Dividends on the Shares.”
How long do I have to decide whether to tender in the Offer?
Unless we extend the expiration date of the Offer, you will have until 12:01 a.m., New York City time, on Wednesday, September 27, 2017 to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use the guaranteed delivery procedure that is described in this Offer to Purchase. See Sections 1 — “Terms of the Offer” and 3 — “Procedure for Tendering Shares.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
Supreme may declare and pay a dividend of up to $0.035 per Share per fiscal quarter consistent with past practice. Except for the foregoing, the Merger Agreement provides that prior to the Effective Time (as defined below), without the prior written consent of Wabash, Supreme will not declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding equity securities (including the Shares) of Supreme or any of its subsidiaries.
On August 14, 2017, Supreme announced that its board of directors declared its third quarter cash dividend of  $0.035 per Share. The dividend is payable on September 5, 2017 to holders of record at the close of business on August 28, 2017. If you hold Shares on August 28, 2017, you will receive that dividend, even if you tender your Shares before the dividend is paid.
See Section 6 — “Price Range of the Shares; Dividends on the Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended under certain circumstances. Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. We have agreed in the Merger Agreement that from time to time the Offer may be extended as follows:
•
If at any otherwise scheduled expiration date, any of the Offer conditions have not been satisfied or waived, we may, in our sole discretion (and we must, at the request of Supreme made within one hour after the Expiration Date), extend the Offer for one or more periods of up to ten business days each (the length of each such period shall be determined by us in our sole discretion) to permit such Offer condition to be satisfied; provided, however, that we shall not be required to extend the Offer if there is any order, decree, injunction or ruling by a governmental authority restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or if there has occurred a Company Material Adverse

Effect (as defined below) or if Wabash National is then entitled to terminate the Merger Agreement in accordance with its terms; provided, further, that in no event shall we be required to extend the Offer beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and November 6, 2017 (the “End Date”), subject to extension to December 6, 2017 if all conditions to the Offer have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the expiration of the Offer, provided that such conditions are reasonably capable of being satisfied) other than the applicable waiting period under the HSR Act having expired or been terminated, nor are we permitted to extend the Offer beyond the End Date without the prior written consent of Supreme.
•
We must extend the Offer for any period required by applicable laws, rules or regulations, including any interpretation or position of the Securities and Exchange Commission (the “SEC”) or NYSE MKT.

•
In the event the Marketing Period Condition (as defined below) has not been satisfied or waived as of the Expiration Date, we must extend the Offer until the first business day after the scheduled end of the Marketing Period (as defined below), unless this condition is waived by Wabash National.

See Section 1 — “Terms of the Offer” for additional information about our obligations to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (referred to as “AST” or the “Depositary”), and notify Supreme stockholders by making a public announcement of the extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
Will you provide a subsequent offering period?
We do not expect to provide for, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.
What is the “Minimum Condition” to the Offer?
We are not obligated to purchase any Shares in the Offer unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares, if any, then owned by Wabash National, us and any subsidiary or affiliate of Wabash National or us, taken as a whole (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), constitutes at least one Share more than one-half of all Shares then outstanding.
We refer to this condition as the “Minimum Condition.”
What are the most significant conditions to the Offer other than the Minimum Condition?
In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer if, among other things:
•
the applicable waiting period under the HSR Act has not expired or terminated;

•
the Marketing Period has not been completed (the “Marketing Period Condition”);

•
any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer has been issued by a governmental authority or any statute, rule or regulation has been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

•
any representations and warranties of Supreme are not true and correct as of the dates specified in the Merger Agreement (subject to certain materiality qualifications set forth in the Merger Agreement);

•
Supreme has breached or failed to perform in all material respects any of the covenants or obligations it is required to comply with or perform at any time prior to the expiration of the Offer;

•
since the date of the Merger Agreement, there has occurred a Company Material Adverse Effect; or

•
the Merger Agreement has terminated in accordance with its terms.

The Offer is also subject to other conditions. See Section 14 — “Conditions of the Offer.”
Have any Supreme stockholders entered into agreements with Wabash National or its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, each of the executive officers and directors of Supreme and certain of the holders of Class B Shares entered into Tender and Voting Agreements (the “Tender and Voting Agreements”) with Wabash National and Purchaser. Pursuant to the Tender and Voting Agreements, each of the signatories agreed to, among other things, tender, and not withdraw, their Shares in the Offer and, if necessary, vote their shares in favor of the Merger and against any alternative Acquisition Proposal. As of August 8, 2017, 19.9% of Supreme’s total outstanding Shares are subject to the Tender and Voting Agreements. The Tender and Voting Agreements terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms and amendments to the Offer or Merger that reduce the Offer Price or change the form of consideration payable in the Offer or the Merger. See Section 13 — “The Merger Agreement; Other Agreements.” in this Offer to Purchase for a description of the Tender and Voting Agreements.
Do you have the financial resources to pay for the Shares tendered in the Offer?
Yes. Wabash National will provide us with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger, which is expected to follow the completion of the Offer. The Offer is not subject to any financing condition. Wabash National has also entered into a bridge facility commitment letter (the “Commitment Letter”) pursuant to which Morgan Stanley Senior Funding, Inc. (“MSSF”), Wells Fargo Bank, National Association (“WFB”), Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Capital Finance, LLC (“WFCF”; and together with MSSF, WFB and WFS, the “Commitment Parties”) have committed to provide financing for the Offer and the Merger; however, Wabash National intends to issue and sell senior unsecured high yield notes and/or enter into another similar long-term debt financing prior to consummation of the Offer in lieu of drawing on the bridge loan facility. The commitment of the Commitment Parties to provide the debt financings under the Commitment Letter is subject to customary conditions, including the absence of a Company Material Adverse Effect having occurred, the execution of satisfactory documentation and other customary closing conditions.
Although the Offer and the Merger are not subject to any financing condition, Supreme agreed that it would cooperate with and assist Wabash National in executing the intended financing transactions and that the Offer would be subject to the expiration of the “Marketing Period,” which is the first period beginning no earlier than September 5, 2017 of ten business days after the Offer commenced and after the first day by which Supreme has provided to Wabash National certain required financial information necessary for Wabash National’s proposed financing.
See Section 10 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not believe that our financial condition is relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. Wabash National has arranged for Purchaser to have sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See Section 10 — “Source and Amount of Funds.”

How do I tender my Shares?
To tender certificated Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to AST, the Depositary for the Offer, before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. To tender Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by AST, the Depositary for the Offer, before the Offer expires pursuant to the book-entry procedures described in Section 3 — “Procedure for Tendering Shares — Book Entry Transfer.” If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days. However, the Depositary must receive the missing items within that two-trading-day period or your Shares will not be validly tendered. See Section 3 — “Procedure for Tendering Shares.”
How do I withdraw previously tendered Shares?
To withdraw your Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to AST, the Depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4 — “Withdrawal Rights.”
Until what time may I withdraw Shares that I have tendered?
If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by October 21, 2017, you may withdraw them at any time thereafter until we accept them for payment. See Sections 1 — “Terms of the Offer” and 4 —  “Withdrawal Rights.”
Can holders of restricted stock participate in the tender offer?
Yes, the Offer includes shares of restricted stock. Each share of Supreme restricted stock outstanding as of immediately prior to the time at which we accept for the first time for payment and pay for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”) will accelerate and become fully vested, and contingent upon, the Offer Acceptance Time and the holder thereof will have the right to tender (or to direct Supreme to tender on his or her behalf) such restricted shares then held (net of any Shares withheld to satisfy employment and income tax obligations) into the Offer. To the extent any Shares that were formerly restricted shares are not so tendered, upon the Offer Acceptance Time, they will be converted into the right to receive the Offer Price in connection with the Merger if the holders thereof do not otherwise properly demand appraisal rights under the DGCL.
See Section 13 — “The Merger Agreement; Other Agreements.”
If Shares are purchased in the Offer, will Supreme continue as a public company?
No. Following the purchase of Shares in the Offer, in accordance with the terms of the Merger Agreement, we will complete the Merger. After completion of the Merger, Wabash National will own all outstanding capital stock of Supreme, and Supreme’s common stock will no longer be publicly owned. See Section 7 — “Effect of the Offer on the Market for the Shares; NYSE MKT Listing; Exchange Act Registration.”
Will the Offer be followed by a merger if all Shares are not tendered in the Offer?
If the Offer is completed and we accordingly acquire a number of Shares that satisfy the Minimum Condition and the other conditions to the Merger are satisfied or waived, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Supreme pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum

Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Supreme will not be required to vote on the Merger Agreement and if the Merger is consummated all Supreme stockholders who did not tender their Shares in the Offer will, if they do not otherwise properly demand appraisal rights under the DGCL, receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Offer Price upon consummation of the Merger.
There are no appraisal rights available in connection with the Offer, but stockholders who have not tendered their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of DGCL, if those rights are perfected. See the “Introduction” and Section 15 — “Certain Legal Matters” to this Offer to Purchase.
What are the U.S. federal income tax consequences of the Offer?
The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the “Introduction” to this Offer to Purchase and Section 5 — “Certain U.S. Federal Income Tax Consequences” for a description of certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be canceled. Unless you exercise appraisal rights under the DGCL, you will receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer, without any interest paid on that amount. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under the DGCL.
Who can I talk to if I have questions about the Offer?
You may call Laurel Hill Advisory Group, LLC, the Information Agent for the Offer, at (516) 933-3100 if you are a bank or broker or (888) 742-1305 if you are a stockholder. See the back cover of this Offer to Purchase for additional information on how to contact our Information Agent. The Information Agent is not making any recommendation with respect to the Offer.

To the Holders of Supreme Industries, Inc. Common Stock:
INTRODUCTION
Redhawk Acquisition Corporation, a Delaware corporation (“Purchaser”) and direct wholly owned subsidiary of Wabash National Corporation, a Delaware corporation (“Wabash National”), is making an offer to purchase all outstanding shares of Class A common stock, par value $0.10 per share (the “Class A Shares”), and Class B common stock, par value $0.10 per share (the “Class B Shares” and, collectively with the Class A Shares, the “Shares”), of Supreme Industries, Inc., a Delaware corporation (“Supreme”), at a price of  $21.00 per Share, net to the seller in cash, without interest and subject to any tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer, the Merger (as defined below) and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.”
Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of August 8, 2017 (the “Merger Agreement”), by and among Wabash National, Purchaser and Supreme. Under the Merger Agreement, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger, Purchaser will be merged with and into Supreme without a vote of the stockholders of Supreme in accordance with Section 251(h) of the Delaware General Corporation Law, as amended (the “DGCL”), with Supreme surviving the Merger as a direct wholly owned subsidiary of Wabash National (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares owned by Wabash National, Purchaser, Supreme or any of their subsidiaries, or stockholders of Supreme who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price in cash, without interest and subject to any tax withholding. The date on which the Merger actually closes is referred to as the “Closing Date.”
The Supreme board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (iv) recommended that Supreme’s stockholders tender their Shares to Purchaser pursuant to the Offer.
For factors considered by Supreme’s board of directors, see Supreme’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, that the number of Shares validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares, if any, then owned by Wabash National or Purchaser and any subsidiary or affiliate of Wabash National or Purchaser, taken as a whole (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as defined in Section 251(h) of the DGCL by the Depositary pursuant to such procedures), constitutes at least one Share more than one-half of all Shares outstanding as of the consummation of the Offer (the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in this Offer to Purchase, including, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, amended (the “HSR Act”), and other customary conditions as described in Section 14 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 – 6. You should read this entire document carefully before deciding whether to tender your Shares.
Supreme has informed Purchaser that, as of August 22, 2017, (i) 15,503,763 Class A Shares were outstanding (including 191,713 restricted shares) and 1,766,481 shares were issued and held in the treasury of Supreme, (ii) 1,656,467 Class B Shares were outstanding, (iii) no shares of preferred stock were issued or outstanding, and (iv) 906,017 Class A Shares were reserved in respect of the Company Stock Plans (as defined in the Merger Agreement). Assuming no new Shares are issued after August 22, 2017, the Minimum Condition would be satisfied if at least 8,580,116 Shares are validly tendered and not validly withdrawn on or prior to the initial Expiration Date.
In connection with the execution of the Merger Agreement, each of the executive officers and directors of Supreme and certain of the holders of Class B Shares entered into Tender and Voting Agreements (the “Tender and Voting Agreements”) with Wabash National and Purchaser. Pursuant to the Tender and Voting Agreements, each of the signatories agreed to, among other things, tender, and not withdraw, their Shares in the Offer and, if necessary, vote their shares in favor of the Merger and against any alternative Acquisition Proposal. As of August 8, 2017, 19.9% of Supreme’s total outstanding Shares are subject to the Tender and Voting Agreements. The Tender and Voting Agreements terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms and amendments to the Offer or Merger that reduce the Offer Price or change the form of consideration payable in the Offer or the Merger. See Section 13 — “The Merger Agreement; Other Agreements.” in this Offer to Purchase for a description of the Tender and Voting Agreements.
Completion of the Merger is subject to certain conditions, including consummation of the Offer. As soon as practicable following the satisfaction or waiver of these conditions, Purchaser will complete the Merger without a vote of the stockholders of Supreme in accordance with Section 251(h) of the DGCL.
Stockholders who have not tendered their Shares in the Offer will have certain appraisal rights with respect to the Merger under the applicable provisions of the DGCL, if those rights are perfected. See Sections 12 — “Purpose of the Offer; Plans for Supreme” and 15 — “Certain Legal Matters.” The Merger Agreement is described in Section 13 — “The Merger Agreement; Other Agreements.”
Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.” We recommend that stockholders consult their tax advisors regarding the tax consequences of the sale of Shares.
Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary for the Offer (“AST” or the “Depositary”), and Laurel Hill Advisory Group, LLC, which is acting as the information agent for the Offer (the “Information Agent”). See Section 16 — “Fees and Expenses.”
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ THESE OFFER DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.
Terms of the Offer

Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $21.00 per Share, net to the seller in cash, without interest and subject to any tax withholding, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:01 a.m., New York City time, on Wednesday, September 27, 2017, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as extended by Purchaser, expires.
Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Purchaser has agreed in the Merger Agreement that from time to time the Offer may be extended as follows:
•
If at any otherwise scheduled expiration date, any of the Offer conditions have not been satisfied or waived, Purchaser may, in its sole discretion (and Purchaser must, at the request of Supreme made within one hour after the Expiration Date), extend the Offer for one or more periods of up to ten business days each (the length of each such period shall be determined by Purchaser in its sole discretion) to permit such Offer condition to be satisfied; provided, however, that Purchaser shall not be required to extend the Offer if there is any order, decree, injunction or ruling by a governmental authority restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or if there has occurred a Company Material Adverse Effect (as defined below) or if Wabash National is then entitled to terminate the Merger Agreement in accordance with its terms; provided, further, that in no event shall Purchaser be required to extend the Offer beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and the End Date, subject to extension to December 6, 2017 if all conditions to the Offer have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the expiration of the Offer, provided that such conditions are reasonably capable of being satisfied) other than the applicable waiting period under the HSR Act having expired or been terminated, nor is Purchaser permitted to extend the Offer beyond the End Date without the prior written consent of Supreme.

•
Purchaser must extend the Offer for any period required by applicable laws, rules or regulations, including any interpretation or position of the Securities and Exchange Commission (the “SEC”) or NYSE MKT.

•
In the event the Marketing Period Condition (as defined below) has not been satisfied or waived as of the Expiration Date, Purchaser must extend the Offer until the first business day after the scheduled end of the Marketing Period, unless this condition is waived by Wabash National.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.
The Offer is not subject to any financing condition. The Offer is subject to a number of conditions, among other things, the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the number of Shares, if any, then owned by us, Purchaser and any subsidiary or affiliate of us or Purchaser, taken as a whole (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h) of the DGCL, by the Depositary pursuant to such procedures), constitutes at least one Share more than one-half of all Shares then outstanding as of the consummation of the Offer. We refer to this condition as the “Minimum Condition.”

The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including:
•
the applicable waiting period under the HSR Act shall have expired or terminated;

•
the Marketing Period shall have been completed (the “Marketing Period Condition”);

•
no order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer shall have been issued by a governmental authority or no statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

•
the representations and warranties of Supreme shall be true and correct as of the dates specified in the Merger Agreement (subject to certain materiality qualifications set forth in the Merger Agreement);

•
Supreme shall not have breached or failed to perform in all material respects any of the covenants or obligations it is required to comply with or perform at any time prior to the Expiration Date;

•
since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect; or

•
the Merger Agreement shall not have terminated in accordance with its terms.

Subject to the terms of the Merger Agreement, Purchaser may, at any time and from time to time prior to the Expiration Date, increase the Offer Price, waive any Offer conditions or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that Purchaser may not waive the Minimum Condition, and, without the prior written consent of Supreme, Purchaser may not:
(i)
change the form of consideration payable in the Offer,

(ii)
decrease the Offer Price or the number of Shares sought in the Offer,

(iii)
impose additional conditions to the Offer or modify any of the conditions described in Section 14 — “Conditions of the Offer” in any manner adverse to the holders of Shares, or

(iv)
extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

Notwithstanding the foregoing, pursuant to the Merger Agreement, the Offer Price will be adjusted appropriately to reflect the effect of reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, any stock dividend or other similar transaction occurring on or after the date of the Merger Agreement and prior to the Offer Acceptance Time. Under the Merger Agreement, Supreme may not make such capitalization changes without Wabash National’s written consent until the earlier to occur of the termination of the Merger Agreement or the Effective Time. If the Offer Price is adjusted under this provision of the Merger Agreement, Purchaser will amend the Offer to reflect the adjusted Offer Price by giving oral or written notice of such amendment to the Depositary and will extend the Expiration Date for such period, if any, required by applicable law or the rules and regulations of the SEC.
Subject to Purchaser’s obligation to extend the Offer as described above, if by the Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, Purchaser may, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC:
(i)
terminate the Offer, not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders;

(ii)
waive any of the unsatisfied conditions of the Offer, other than the Minimum Condition, and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date;

(iii)
extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

(iv)
amend or make modifications to the Offer.

If Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” The ability of Purchaser to delay the acceptance for payment of, or payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed promptly by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release via Globe Newswire.
If Purchaser makes a material change in the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought (discussed below), will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an Offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires an Offer to remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. The requirement to extend an Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
Supreme has agreed to provide Purchaser with Supreme’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1 — “Terms of the Offer,” Purchaser will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 — “Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1 — “Terms of the Offer.”
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof) with any required signature guarantees; or

•
in the case of a transfer effected under the book-entry transfer procedures described in Section 3 — “Procedure for Tendering Shares,” a Book-Entry Confirmation (as defined below) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3 — “Procedure for Tendering Shares”; and

•
any other documents required by the Letter of Transmittal.

The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.
If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at The Depository Trust Company (“DTC”), according to the procedures set forth in Section 3 — “Procedure for Tendering Shares,” the Depositary will notify DTC of Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at DTC), promptly after the expiration or termination of the Offer.
If Purchaser is delayed in its acceptance for payment, or payment for, Shares or is unable to accept for payment, or pay for, Shares in the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 — “Withdrawal Rights.” See Section 15 — “Certain Legal Matters.”
3.
Procedure for Tendering Shares

Valid Tender.   A stockholder must follow one of the following procedures to validly tender Shares in the Offer:
•
for Shares held as certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date;

•
for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed (or manually executed facsimile thereof), with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, in each case prior to the Expiration Date; or
•
the tendering stockholder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery” prior to the Expiration Date.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation, as defined below). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Transfer.   The Depositary has agreed to establish an account or accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described under “— Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a Book-Entry Transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC and the Depositary, to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For Shares to be validly tendered during any subsequent offering period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the subsequent offering period.
Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal:
•
if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares in the Offer and the Share certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, if the procedure for delivery by book-entry transfer cannot be completed prior to the Expiration Date, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:
•
the tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

•
the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within two trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on NYSE MKT.

The Notice of Guaranteed Delivery may be delivered by courier or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of DTC and the Depositary; provided, however, that if the notice is sent by DTC through electronic means, it must state that DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form of the Notice of Guaranteed Delivery made available by Purchaser.
Other Requirements.   Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
Share certificates (or a timely Book-Entry Confirmation);

•
properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal); and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary at one of its addresses. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a Book-Entry Transfer, an Agent’s Message if submitted in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Supreme stockholders.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any Share certificates, shall be resolved by Purchaser, in its sole discretion, whose determination shall be final and binding. Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. Notwithstanding the foregoing, stockholders of Supreme may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Wabash National, the Depositary, the Information Agent, Supreme or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Backup Withholding.   Backup withholding of U.S. federal income tax will apply to payments made in the Offer to each holder of Shares unless (i) the applicable tendering U.S. holder completes and returns the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal certifying, among other things, that such U.S. holder is not subject to backup withholding or (ii) the applicable non-U.S. holder completes and submits an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5 — “Certain U.S. Federal Income Tax Consequences.”
Tender Constitutes Binding Agreement.   Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4.
Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after October 21, 2017, pursuant to Section 14(d)(5) of the Exchange Act.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 — “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 — “Procedure for Tendering Shares” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Wabash National, the Depositary, the Information Agent, Supreme or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Notwithstanding the foregoing, stockholders of Supreme may challenge a determination made by Purchaser in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.
The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.
Certain U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences expected to result to the holders of Shares upon the tender of Shares for cash pursuant to the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this Offer to Purchase. These laws and authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.
This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, U.S. holders who hold their Shares through “controlled foreign corporations” or “passive foreign investment companies,” U.S. Holders whose “functional currency” is not the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons who own an equity interest, actually or constructively, in Wabash National following the Offer or the Merger, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner (for U.S. federal income tax purposes) of Shares, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners (or persons treated as partners for U.S. federal income tax purposes) therein should consult their tax advisors regarding the tax consequences of the Offer or the Merger.
WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.
As used in this discussion, a “U.S. holder” is any beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen of the United States;

•
an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•
a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of Shares (i) that is not a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), and (ii) that is not a U.S. holder for U.S. federal income tax purposes.
U.S. Holders
Effect of the Offer and the Merger.   The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the applicable Shares. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Additionally, a 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for Shares pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding.   Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided by such holder is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS.
Non-U.S. Holders
Effect of the Offer and the Merger.   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:
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the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•
the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, is also attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Non-U.S. holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Supreme was a U.S. real property holding corporation (a “USRPHC”) at any time within the shorter of the five-year period ending on the date of such disposition or such holder’s holding period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Supreme has not been, does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), if Supreme is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder’s Shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the Shares. Non-U.S. holders who have owned (actually or constructively) more than five percent of the Shares should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.
Information Reporting and Backup Withholding.   Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, if any, provided that such holder timely furnishes the required information to the IRS.

6.
Price Range of the Shares; Dividends on the Shares

Supreme’s Class A Shares are listed and traded on NYSE MKT under the symbol “STS.” Supreme’s Class B Shares are convertible into Class A Shares on a one-for-one basis, at the election of the holder or upon certain other events. The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Class A Shares on NYSE MKT and the cash dividends declared on Supreme’s outstanding Shares.
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2015
First Quarter	$8.75	$6.96	$0.025
Second Quarter	$8.85	$7.30	$0.03
Third Quarter	$8.89	$7.73	$0.03
Fourth Quarter	$8.41	$6.76	$0.30
Fiscal Year Ended December 31, 2016
First Quarter	$8.83	$5.40	$0.03
Second Quarter	$14.49	$13.94	$0.035
Third Quarter	$19.83	$18.65	$0.035
Fourth Quarter	$19.34	$11.03	$0.30
Year Ended December 31, 2017
First Quarter	$21.00	$15.35	$0.035
Second Quarter	$22.00	$15.24	$0.035
Third Quarter (through August 21, 2017)	$21.09	$12.00	$0.035
On August 8, 2017, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on NYSE MKT was $15.47 per Class A Share. On August 21, 2017, the last full trading day before the commencement of the Offer, the closing price reported on NYSE MKT was $20.97 per Class A Share. Stockholders are urged to obtain a current market quotation for the Class A Shares.
On August 14, 2017, Supreme announced that its board of directors declared its third quarter cash dividend of  $0.035 per Share. The dividend is payable on September 5, 2017 to holders of record at the close of business on August 28, 2017.
The Merger Agreement provides that prior to the Effective Time, without the prior written consent of Wabash National, Supreme will not declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding equity securities or any of its subsidiaries, except for dividends by a wholly owned subsidiary of Supreme to Supreme or another wholly owned subsidiary of Supreme; provided that Supreme may declare and pay a dividend of up to $0.035 per Share per fiscal quarter consistent with past practice.
7.
Effect of the Offer on the Market for the Shares; NYSE MKT Listing; Exchange Act Registration

Market for the Shares.   If following the completion of the Offer, the Shares accepted for payment pursuant to the Offer or otherwise owned by us equal at least a majority of the then-outstanding Shares and the other conditions to the Merger are satisfied or waived, assuming certain statutory requirements are met, we will effect the Merger of the Purchaser into Supreme as promptly as practicable following the completion of the Offer in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of Supreme pursuant to Section 251(h) of the DGCL. As a result of the Merger, there will be no public or other market for those shares.
NYSE MKT Listing.   Immediately following the Merger, the Class A Shares will no longer meet the requirements for continued listing on NYSE MKT because there will only be one stockholder of Supreme. Immediately following the consummation of the Merger we intend and will cause the surviving corporation to delist the Class A Shares from NYSE MKT.

Exchange Act Registration.   The Class A Shares are currently registered under the Exchange Act. Registration of the Class A Shares may be terminated upon application of Supreme to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. We intend to have Supreme apply for termination of registration of the Class A Shares under the Exchange Act as soon as practicable after the completion of the Merger.
8.
Certain Information Concerning Supreme

Supreme.   Supreme Industries, Inc. (NYSE MKT: STS) is a publicly traded Delaware corporation with its principal executive offices at 2581 E. Kercher Road, Goshen, IN 46528. The telephone number of Supreme at its executive offices is 574-642-3070.
Supreme is one of the nation’s leading manufacturers of specialized commercial vehicles including truck bodies and specialty vehicles. Supreme has two operating segments  —  specialized commercial vehicles and fiberglass products. Supreme manufactures specialized commercial vehicles that are attached to a truck chassis. The truck chassis, which consists of an engine, drivetrain, a frame with wheels, and in some cases a cab, is manufactured by third parties who are major automotive or truck companies. Such companies typically do not build specialized commercial vehicles. Supreme offers a wide range of specialized commercial vehicles including truck bodies and specialty vehicles ranging in price from $4,000 to more than $100,000. Supreme’s truck bodies are offered in aluminum, FiberPanel PW, FiberPanel HC, or SignaturePlate. Most of Supreme’s products are attached to light-duty truck chassis and medium-duty truck chassis. Supreme integrates a wide range of options into its truck bodies including liftgates, cargo-handling equipment, customized doors, special bumpers, ladder racks, and refrigeration equipment. Supreme is primarily a build-to-order operation with very limited production occurring in anticipation of pending orders.
Available Information.   Supreme is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Supreme’s directors and officers, their compensation, and performance awards and restricted stock granted to them, the principal holders of Supreme’s securities and any material interests of such persons in transactions with Supreme is required to be disclosed in proxy statements distributed to Supreme’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Supreme that have been filed via the EDGAR system.
Sources of Information.   Except as otherwise set forth herein, the information concerning Supreme contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other public sources. The information concerning Supreme taken or derived from such documents and records is qualified in its entirety by reference to Supreme’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of Wabash National, Purchaser, or any of their respective affiliates, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Supreme contained in such documents and records or for any failure by Supreme to disclose events which may have occurred or may affect the significance or accuracy of any such information, but which are unknown to Wabash National, Purchaser, or any of their respective affiliates, the Information Agent or the Depositary.
Financial Projections.   Supreme provided Wabash National with certain internal preliminary financial projections for 2017 − 2022. These projections are described in the Schedule 14D-9 that will be filed by Supreme with the SEC and mailed to Supreme’s stockholders.

9.
Certain Information Concerning Wabash National and Purchaser

Wabash National.   Wabash National Corporation (NYSE:WNC) is a publicly traded Delaware corporation with its principal executive offices at 1000 Sagamore Parkway South, Lafayette, IN 47905. The telephone number at its executive offices is (765) 771-5300.
Wabash National is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Wabash National designs, manufactures and markets a diverse range of products, including dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment.
Purchaser.   Purchaser is a Delaware corporation that was recently formed by Wabash National to effect the Offer and the Merger. Purchaser is a direct, wholly owned subsidiary of Wabash National. Until immediately before the time Purchaser purchases Shares in the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to or in connection with the Offer, the Merger and the financing transactions set forth in the Commitment Letter (as defined below). Purchaser’s principal executive office is located at c/o Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. The telephone number at that office is (765) 771-5300.
The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Wabash National are set forth in Schedule I hereto.
Except as described in the Merger Agreement, the Tender and Voting Agreements, this Offer to Purchase or Schedule I to this Offer to Purchase, (i) neither Wabash National, nor Purchaser, nor any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Wabash National or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Supreme and (ii) neither Wabash National, Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Supreme during the past 60 days.
Except as set forth in this Offer to Purchase, none of Wabash National, Purchaser, nor any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Supreme or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Wabash National or any of its subsidiaries (including Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Supreme or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Wabash National, Purchaser or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Wabash National, Purchaser or the persons listed in Schedule I has, during the past ten years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Wabash National and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Wabash National is subject to the filing requirements of the Exchange Act and is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Wabash’s directors and officers, including their compensation, the principal holders of Wabash’s securities and any material interests of such persons in transactions with Wabash is required to be disclosed in proxy statements distributed to Wabash’s stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as other information filed by Wabash and Purchaser with the SEC, may be inspected at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street N.E., Washington D.C. 20549. The SEC also maintains a website at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Wabash National and Purchaser have filed with the SEC via EDGAR.
10.
Source and Amount of Funds

The Offer and the Merger are not subject to any financing condition. Wabash National and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $364 million plus any related transaction fees and expenses. Purchaser will acquire these funds from Wabash National, which intends to provide the funds out of available cash, cash equivalents, marketable securities, existing credit facilities, including the Bridge Facility (as defined below) if needed, and proceeds of senior unsecured high yield notes and/or new term loans that Wabash National expects to borrow by the time the acquisition is completed.
Because (i) the only consideration to be paid in the Offer and the Merger is cash, (ii) the Offer is being made to purchase all issued and outstanding Shares solely for cash, (iii) Wabash National has entered into the Commitment Letter, (iv) there is no financing condition to the completion of the Offer or the Merger and (v) if we consummate the Offer, we will acquire all remaining Shares (subject to limited exceptions for Shares held by Supreme stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) for the same cash consideration in the Merger as was paid in the Offer (i.e., the Offer Price), we believe the financial condition of Wabash National and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
Wabash National has entered into a bridge facility commitment letter (the “Commitment Letter”) pursuant to which Morgan Stanley Senior Funding, Inc. (“MSSF”), Wells Fargo Bank, National Association (“WFB”), Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Capital Finance, LLC (“WFCF”; and together with MSSF, WFB and WFS, the “Commitment Parties”) committed to provide a $300 million senior unsecured bridge credit facility to finance the Offer and Merger (the “Bridge Facility”), which facility will mature 364 days after the Closing Date. It is expected that in lieu of borrowing all or a portion of the Bridge Facility, Wabash National will issue and sell senior unsecured high yield notes and/or enter into another similar long-term debt financing prior to consummation of the Offer and Merger. Although the Offer and the Merger are not subject to any financing condition, Supreme agreed that it would cooperate with and assist Wabash National in executing the financing transactions set forth in the Commitment Letter and that the Offer would be subject to the expiration of the “Marketing Period,” which is the first period beginning no earlier than September 5, 2017 of ten business days after the Offer commenced and after the first day by which Supreme has provided to Wabash National certain required financial information necessary for Wabash National’s proposed financing.
The commitment of the Financing Sources (as defined below) to provide the debt financings under the Bridge Facility is subject to, among others:
•
the consummation of the Merger concurrently with the initial funding of the Bridge Facility in accordance with the terms and conditions of the Merger Agreement (without there having been any amendments or waivers thereto that are materially adverse to the interests of the Financing Sources under the Bridge Facility, other than with the prior written consent of the Commitment Parties);

•
since January 1, 2017, there not having been a Company Material Adverse Effect;

•
payment in full of material indebtedness of Wabash National and its subsidiaries (including Supreme), other than indebtedness permitted to exist under Wabash National’s existing asset-based credit facility, or, in the case of Supreme, permitted to remain outstanding under the Merger Agreement;

•
the Commitment Parties’ receipt of legal opinions and other customary closing and corporate documents from Wabash National;

•
cooperation from Wabash National and its affiliates in placing the debt securities and term loans, as applicable, including (i) the preparation of offering documents and other materials (collectively, the “Offering Materials”) in compliance with applicable federal and state securities laws, (ii) the delivery of drafts of customary comfort letters, prepared by Wabash National’s independent registered public accounting firm, with respect to the Offering Materials, (iii) Wabash National’s provision of reasonable access of its senior management team in connection with the due diligence investigations of the Commitment Parties, (iv) Wabash National’s participation in customary marketing presentations for a period of ten business days following the finalization the Offering Materials, and (v) Wabash National shall have used its commercially reasonable efforts to obtain ratings on the debt securities from Moody’s Investors Service, Inc. and Standard & Poor’s Financial Services LLC prior to the commencement of such ten business day period;

•
the completion of a marketing period of ten consecutive business days following the Commitment Parties’ receipt of certain financial information, including certain audited and unaudited financial statements of Wabash National and Supreme, and balance sheets, statement of income, cash flows and forecasts for Wabash National after giving pro forma effect to the Merger, and customary marketing materials with respect to the Bridge Facility and information from Wabash National, subject to certain conditions;

•
certain specified representations and warranties in the Bridge Facility and Merger Agreement being accurate and complete in all material respects;

•
payment of required fees and expenses;

•
negotiation, execution and delivery of definitive loan documentation and other customary documentation consistent with the terms of the Commitment Letter for the Bridge Facility; and

•
delivery of documentation and other information requested by the Commitment Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

The Bridge Facility is expected to contain representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants that are customary for facilities of this type and consistent with Wabash National’s existing term loan facility, with such adjustments as are necessary to reflect the differences in transaction structure. Affirmative covenants are expected to include, among others, covenants pertaining to the delivery of financial statements, notices, certificates and other information, payment of taxes, preservation of existence and compliance with laws. Negative covenants are expected to include, among others, covenants that would restrict the ability of Wabash National and its subsidiaries, as applicable, to make certain fundamental changes, and that would restrict the ability of Wabash National and its subsidiaries to incur certain indebtedness. These covenants are expected to be subject to a number of important exceptions and qualifications. Certain changes of control are also expected to constitute an event of default under the Bridge Facility. Amounts drawn under the Bridge Facility will mature on the date that is 364 days after the Bridge Closing Date.
Loans under the Bridge Facility are expected to bear interest at a floating rate, plus an applicable margin of  (i) 175 basis points per annum for base rate loans or (ii) 275 basis points per annum for LIBOR loans. During the continuance of a payment default (after giving effect to applicable grace periods), interest will accrue on the defaulted amount at a rate of 200 basis points per annum plus the non-default interest rate then applicable and will be payable on demand.
The Bridge Facility is expected to provide for mandatory prepayments in an amount equal to 100% of the net cash proceeds from the non-ordinary course asset sales or other dispositions, all casualty and condemnation proceeds received by Wabash National or any of its subsidiaries, net cash proceeds from the incurrence of indebtedness for borrowed money, including the issuance of the senior unsecured high yield notes and/or the new term loans, in each case subject to the exceptions further described in the Commitment Letter. To the extent no loans are outstanding under the Bridge Facility upon the consummation of the Merger, all of the commitments with respect to the Bridge Facility will be automatically and permanently reduced. The Bridge Facility is also expected to allow for voluntary prepayments of the loans thereunder in whole or in part without premium or penalty at minimum amounts agreed to by the parties.

The commitments and agreements of the Commitment Parties under the Commitment Letter will terminate upon the first to occur of  (a) written notice of termination from Wabash National, (b) the consummation of the acquisition of Supreme and delivery definitive documentation for the Bridge Facility, (c) the abandonment or termination of the Merger Agreement and (d) 11:59 p.m. (New York City time) on November 6, 2017, as may be extended by 30 days in accordance with an extension of the End Date, if the Acceptance Date (as defined in the Merger Agreement) has not occurred at or prior to such time.
The foregoing description of the Commitment Letter and the Bridge Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, which is filed as Exhibit (b)(1) of the Schedule TO and incorporated herein by reference.
11.
Background of the Offer; Past Contacts, Negotiations and Transactions

The following is a description of material contacts between representatives of Wabash National or Purchaser with representatives of Supreme that resulted in the execution of the Merger Agreement. For a description of certain additional activities engaged in by Supreme prior to execution of the Merger Agreement, please refer to the Schedule 14D-9 that will be filed by Supreme with the SEC and mailed to Supreme’s stockholders.
As a regular part of its business, Wabash National explores various strategic opportunities to advance its growth and to further diversify its product portfolio. In connection with those efforts, in 2015 Wabash National introduced products intended for the “final mile” part of the transportation logistics chain, which Wabash National believes will be a growing part of the logistics business over the next several years and was an area that Wabash National’s historic van business did not directly address. Wabash National also began further exploring ways to grow this part of its business, both organically and through acquisition. Supreme was identified as a company with a strong presence in this area, and with good prospects for further growth. Wabash National was also familiar with Supreme because Supreme is a customer of Wabash National. Through its Diversified Products segment, Wabash National sells its proprietary DuraPlate panels to third parties, including to Supreme. For the years ended December 31, 2015 and 2016, and the six months ended June 30, 2017, Supreme purchased $1.7 million, $4.9 million and $4.9 million, respectively, of DuraPlate panels from Wabash National, representing approximately 0.4%, 1.4% and 2.8% of the net sales for Wabash National’s Diversified Products segment in those periods. These sales were made in the ordinary course of the business of both companies.
On or around January 23, 2017, Supreme’s Chief Executive Officer, Mark D. Weber, contacted Wabash National’s Chief Executive Officer, Richard J. Giromini, seeking to schedule a tour of Wabash National’s DuraPlate facility. The tour was subsequently scheduled for February 3, 2017. On that date, Messrs. Weber and Giromini and Jeffery Taylor, Wabash National’s Senior Vice President and Chief Financial Officer met and discussed Wabash National’s manufacturing and continuous improvement process and the general state of the transportation business and took a facility tour.
On February 23, 2017, Wabash National’s board of directors held a regularly scheduled meeting, at which the board discussed as part of its ongoing activities Wabash National’s strategy for mergers and acquisitions. Among other potential opportunities, the board discussed Supreme as a potential acquisition opportunity.
On April 17, 2017, a representative from Robert W. Baird (“Baird”), Supreme’s financial advisor, notified Jamie Scarcelli, Wabash National’s Vice President of Corporate Strategy, that Baird had been engaged by Supreme to review strategic alternatives, including a potential sale, and to gauge the interest of potential acquirors like Wabash National. On the same day, Mr. Weber called Mr. Giromini directly to inform Wabash National of Supreme’s decision to launch a strategic auction process, and invited Wabash National to participate in the process as a potential bidder for Supreme.
On April 25, 2017, Wabash National and Supreme entered into a confidentiality agreement. The confidentiality agreement includes a standstill provision for the benefit of Supreme that expires in October 2018.
On May 1, 2017, Messrs. Giromini and Taylor and Brent L. Yeagy, Wabash National’s President and Chief Operating Officer met with representatives from Morgan Stanley to discuss financial advisory services in connection with a potential transaction with Supreme.

On May 18, 2017, at Wabash National’s regularly scheduled board of director’s meeting, management presented Wabash National’s acquisition strategy and a discussion was held regarding the possibility of seeking to acquire a participant in the truck body “final mile” segment to accelerate Wabash National’s own organic strategy. The discussion highlighted a few potential targets, including Supreme. In addition, Morgan Stanley was asked to present a brief overview of potential value creation scenarios from a Supreme acquisition.
On May 19, 2017, members of Wabash National’s executive team, including Messrs. Giromini, Yeagy, Taylor, and Scarcelli and William Pitchford, Wabash National’s Senior Vice President, Human Resources, and Michael Pettit, Wabash National’s Vice President, Finance and Investor Relations, attended a presentation by Supreme’s management at Baird’s office in Chicago, Illinois. At the meeting, Mr. Weber and Matthew W. Long, Supreme’s Chief Financial Officer, provided an overview of the current state of Supreme, and its prospects, including certain financial projections. A representative from Morgan Stanley also attended the meeting.
On May 25, 2017, Wabash National received a letter from Baird providing guidelines for submitting an initial indication of interest for a proposed acquisition of Supreme. The guidelines requested indications of interest be submitted to Baird by June 19, 2017.
On June 12, 2017, Wabash National engaged Morgan Stanley to provide financial advisory services in connection with a potential transaction with Supreme.
On June 19, 2017, Wabash National submitted a non-binding indication of interest to acquire Supreme. Wabash National’s indication of interest proposed an acquisition of 100% of the equity interests of Supreme for $21.00 per Share, payable in cash. The letter also indicated certain assumptions made in arriving at that price (involving the expected costs of all assumed debt and change in control payments) and the need for further due diligence to verify these assumptions.
On June 23, 2017, Baird notified Wabash National that it was selected to continue in the process. Baird informed Wabash National that it would be required to submit comments to an auction draft of the Merger Agreement by July 27, 2017 and to submit a final bid on August 3, 2017.
On June 26, 2017, Wabash National submitted requests for certain confidential information from Supreme to assist in Wabash’s evaluation of Supreme.
On June 28, 2017, representatives from Wabash National visited Supreme’s manufacturing operations in Indiana. In addition, members of Wabash’s management team, including Messrs. Yeagy, Pettit and Scarcelli and Sean Kenney, Wabash National’s Vice President Sales for Commercial Trailer Products, met with members of Supreme’s management team, including Messrs. Weber and Long, and Mike Oium, Supreme’s Vice President of Operations, and Mickey McKee, Supreme’s Vice President of Sales, to learn more about Supreme, including information about sales and distribution, manufacturing processes, engineering processes and accounting policies.
On June 29, 2017, Wabash National received a letter from Baird memorializing the June 23, 2017 instructions for submitting a final bid no later than August 3, 2017.
On June 30, 2017, Wabash National was given access to Supreme’s virtual dataroom and representatives of Wabash National, Morgan Stanley, Hogan Lovells US LLP (“Hogan Lovells”), Wabash National’s outside legal counsel, Ernst & Young LLP (“EY”), Wabash National’s auditors, and other advisors commenced due diligence.
On July 5 and 6, 2017, representatives from Wabash National visited Supreme’s manufacturing operations in Texas, Georgia and Pennsylvania. During these visits, members of Wabash National’s management team, including Dustin Smith, Wabash National’s Senior Vice President & General Manager —  Commercial Trailer Products and Mr. Yeagy, met with members of Supreme’s management team, including Messrs. Weber, Long, and Oium, to learn more about Supreme, including information about operations, manufacturing processes and environmental and safety management.
On July 6, 2017, Baird sent to Wabash National and Morgan Stanley an initial draft of the Merger Agreement. The draft Merger Agreement contemplated, among other things, a tender offer structure, a “fiduciary out” to allow the Board of Supreme to accept an alternative “superior proposal” for the acquisition of 50% of Supreme, rights for Supreme’s board to change its recommendation if failure to do so could reasonably be expected to result in a breach of the directors’ fiduciary duties to Supreme’s stockholders, a termination fee of 2.5% of the consideration plus expense reimbursement payable by Supreme in certain circumstances where the Merger Agreement is terminated, and a reverse termination fee that was unspecified in certain circumstances where the Merger Agreement is terminated. The initial draft of the Merger Agreement also contemplated that certain stockholders of Supreme would enter into stockholder tender and voting agreements.
On July 7, 2017, representatives from Wabash National visited a Supreme manufacturing location in California and met with Mr. Long from Supreme to learn more about Supreme, including information about operations, manufacturing processes and environmental and safety management.
On July 20, 2017, Baird sent to Morgan Stanley initial drafts of Supreme’s disclosure letter and the form of Tender and Voting Agreement. The Tender and Voting Agreement contemplated, among other things, that the stockholders were not obligated to tender or support the proposed merger in the Merger Agreement if Supreme’s board of directors changes its recommendation in favor of the transaction for any reason, even if the Merger Agreement were not terminated.
Throughout July 2017, Wabash National, Hogan Lovells, EY and Wabash National’s other advisors continued their due diligence of Supreme, which involved information requests and responses through both the virtual dataroom and numerous telephone calls with Supreme’s management team regarding operational data; financial information, such as backlog; litigation and investigations; and environmental issues. Wabash’s due diligence process also included the manufacturing site visits described above and teleconferences with Supreme and its advisors during the weeks of July 10, 2017 and July 17, 2017. Hogan Lovells and Haynes and Boone, LLP (“H&B”), Supreme’s outside legal counsel, participated in teleconferences on July 12 and 25, 2017 to discuss the draft Merger Agreement, due diligence matters and the auction process.
On July 24, 2017, Wabash National convened a special telephonic meeting of its board of directors to discuss the results of due diligence performed to date, the potential strategic value to Wabash National of the potential acquisition, and to approve resolutions to submit a further non-binding offer, as well as to approve Commitment Letter and a proposed Merger Agreement draft for submission with the offer. Morgan Stanley participated in the meeting to discuss the transaction, strategic value of the acquisition to Wabash National and financing strategies and to provide its view on the valuation of Supreme. Hogan Lovells also participated in the meeting to discuss the terms of the Merger Agreement.
On July 26, 2017, Baird provided updated financial projections prepared by Supreme to Morgan Stanley, which forwarded them to Wabash National.
On July 27, 2017, Wabash National submitted a pre-bid submission that included its comments to the Merger Agreement, the form of Tender and Voting Agreement, and Supreme’s and Wabash National’s disclosure letters, and which was accompanied by a substantially final Commitment Letter from the Commitment Parties. In its comments to the Merger Agreement, among other things Wabash National proposed that: (i) an acquisition proposal must be for at least 80% of Supreme in order to constitute a “superior proposal”; (ii) Supreme board’s ability to change its recommendation with respect to the Offer and Merger would only be permissible in connection with a superior proposal or in the event of an “intervening event”; and (iii) termination and reverse termination fees be set at 4% of the aggregate merger consideration each, with no expense reimbursement. In its comments to the Merger Agreement, Wabash National also provided for the completion of a financing marketing period as a condition to the Offer and proposed an outside date of six months from the date of signing the Merger Agreement. In addition, Wabash National revised the form of Tender and Voting Agreement so that the obligations of the stockholders under the Tender and Voting Agreements would only terminate if the Merger Agreement were terminated, and not in the event that Supreme’s board changed its recommendation without terminating the Merger Agreement.
Wabash National also informed Supreme that the employment agreements between Supreme and Messrs. Gardner and Barrett would need to be amended to clarify that the severance amount was fully quantifiable at closing rather than an indeterminate amount based on five years of future pre-tax earnings of Supreme.

On July 31, 2017, Baird and Morgan Stanley discussed Wabash National’s pre-bid submission, including the financing timeline, the proposed outside date and Supreme’s termination fee. In addition, on July 31, 2017, Baird sent to Wabash National and Morgan Stanley a revised draft of the Merger Agreement and form of Tender and Voting Agreement. The revised Merger Agreement contained responses to Wabash National’s proposal, including a reversion to Supreme’s original position on the “superior proposal” definition, a termination and reverse termination fee of 3% and 7% of the aggregate merger consideration, respectively, and an outside date of two months from the date of the Merger Agreement. The revised draft of the form of Tender and Voting Agreement also reverted to the original language providing that the stockholders were not obligated to tender or support the proposed merger in the Merger Agreement if Supreme’s board of directors changes its recommendation in favor of the transaction for any reason, even if the Merger Agreement were not terminated.
On August 1, 2017, Baird sent Supreme’s revised disclosure letter to Wabash National. Baird also confirmed to Morgan Stanley that the obligations under the employment agreements with Messrs. Barrett and Gardner could be fixed at a definitive amount equivalent to what was disclosed in Supreme’s proxy statement for its 2017 annual meeting of stockholders.
On August 2, 2017, Wabash National convened a special telephonic meeting of its board of directors with representatives of management, Morgan Stanley and Hogan Lovells. The Wabash National board of directors considered and discussed the progress of due diligence, the potential acquisition, the status of negotiation of the draft Merger Agreement and financing arrangements. Specific positions around open points on the significant documentation were discussed. The Wabash National board approved resolutions to submit an offer to acquire Supreme for $21.00 per Share, accompanied by an executed Commitment Letter, and a proposed Merger Agreement draft, form of Tender and Voting Agreement and accompanying disclosure letters setting forth positions discussed with the Wabash National board.
Also, on August 2, 2017, Hogan Lovells and H&B had a teleconference regarding the draft of the Merger Agreement and discussed the issues that remained open between the parties.
On August 3, 2017, Wabash National submitted its offer to acquire 100% of Supreme’s common stock for $21.00 per Share. Wabash National also submitted revised drafts of the Merger Agreement and the form of Tender and Voting Agreement. In its revised draft of the Merger Agreement, Wabash National again limited the right of Supreme’s board to change its recommendation to “superior proposals” (set at 75%) and to “intervening events,” and proposed termination and reverse termination fees of 4% of the aggregate merger consideration each. Wabash National again proposed that stockholders’ obligations under the Tender and Voting Agreement should terminate only if the Merger Agreement terminated.
On August 5, 2017, Supreme’s board of directors held a meeting to evaluate final bid proposals. Later that day, Baird asked for Wabash National to come back with a “best and final” offer no later than August 6, 2017 at 3:00 p.m. EDT. Baird asked Wabash National to specifically address in its “best and final” offer the price per share and the termination and reverse termination fees and to include a new proposal on the non-solicitation and fiduciary out provisions, specifically to allow Supreme’s board to (1) be able to clarify the terms and conditions of any unsolicited proposal it received without having to first make a determination that the proposal would be reasonably likely lead to a “superior proposal” or make a determination as to whether failure to take that action would be a breach of fiduciary duty, and (2) have adequate time to analyze any unsolicited proposal. Also on August 5, 2017, Morgan Stanley contacted Baird by telephone to discuss the “best and final” offer request and Hogan Lovells contacted H&B by telephone to discuss the non-solicitation and fiduciary out concerns.
On August 6, 2017, Wabash National submitted its “best and final” offer to acquire 100% of Supreme’s common stock for $21.00 per Share. In connection with its final offer, Wabash National circulated a revised Merger Agreement, which proposed 3.5% and 5.5% of the aggregate consideration for the termination and reverse termination fees, respectively; expanded the non-solicitation provision to allow Supreme to seek clarification of an unsolicited acquisition proposal without the board having to first make a determination that it would be reasonably likely lead to a “superior proposal” or make a determination as to whether failure to take that action would be a breach of fiduciary duty; and shortened the amount of notice and the accompanying negotiation period that Supreme would need to provide Wabash National if Supreme received a “superior proposal” during the last five business days of the tender offer period. Wabash

National also reproposed that the Tender and Voting Agreement not have language providing that the stockholders were not obligated to tender or support the proposed merger in the Merger Agreement if Supreme board of directors changes its recommendation in favor of the transaction for any reason, even if the Merger Agreement were not terminated.
On August 6, 2017, Supreme’s board of directors was polled by Supreme’s management to evaluate the “best and final” offers. After the polling of the Supreme board of directors, Baird contacted Wabash National to communicate that Supreme selected Wabash National’s offer, subject to further negotiation on the non-solicitation and fiduciary out provisions.
On August 7, 2017, Hogan Lovells and H&B participated in multiple teleconferences to resolve the open issues with respect to the non-solicitation and fiduciary out provisions and to finalize Supreme’s disclosure letter, open due diligence and the transaction documents. As a result of these calls, Hogan Lovells, to address Supreme’s concern with having adequate time to consider any unsolicited offers, circulated a revised Merger Agreement reflecting a tender offer period of twenty-five business days, lengthened from twenty business days.
Also on August 7, 2017, Hogan Lovells and H&B participated in teleconferences regarding the amendments to Messrs. Barrett and Gardner’s employment agreements in order to fix the amount owed under the employment agreements.
On the morning of August 8, 2017, Supreme’s board of directors held a meeting to consider the final resolution of open issues and to approve the Merger Agreement, the Tender and Voting Agreements and the amendments to the employment agreements.
Throughout the day on August 8, 2017, the parties finalized the Merger Agreement, Supreme’s disclosure letter and the employment agreement amendments. The documents were finalized in the evening of August 8, 2017, and the parties proceeded to execute the Merger Agreement, the Tender and Voting Agreements and the employment agreement amendments. Later that evening, the parties publicly announced the transaction.
12.
Purpose of the Offer; Plans for Supreme

Purpose of the Offer.   The purpose of the Offer is to enable Wabash National, through Purchaser, to acquire control of, and the entire equity interest in, Supreme. The purpose of the Merger is to acquire all outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all outstanding Shares.
If the Merger is completed, Wabash National will own 100% of the equity interests in Supreme and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Supreme and entitlement to any increase in its value.
Supreme stockholders who tender their Shares in the Offer will cease to have any equity interest in Supreme and to participate in any future growth in Supreme. If the Merger is completed, the current stockholders of Supreme (including those who did not tender their Shares) will no longer have an equity interest in Supreme and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent stockholders are entitled to and properly exercise appraisal rights under the DGCL, the amounts to which such stockholders are entitled under the DGCL. See Section 13 — “The Merger Agreement; Other Agreements.”
Plans for Supreme.   Except as disclosed in the Merger Agreement, the Tender and Voting Agreements and this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Supreme, the disposition of securities of Supreme, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Supreme, or the sale or transfer of a material amount of assets of Supreme. After completion of the Offer and the Merger, Supreme will be a direct wholly owned subsidiary of Wabash National, and the directors and officers of Supreme will be those directors and officers currently serving as directors and officers of Purchaser. After completion of the Offer and the Merger, the reconstituted Supreme board of directors expects to work with Supreme’s management to evaluate and review Supreme and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Supreme into Wabash

National’s business and market units. As a result of this review and integration, it is possible that we could implement changes to Supreme’s business that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. Purchaser and, after completion of the Offer and the Merger, the reconstituted Supreme board of directors, reserve the right to change their plans and intentions at any time, as deemed appropriate.
To the best knowledge of Purchaser and Wabash National, except for certain pre-existing agreements to be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Supreme, on the one hand, and Wabash National, Purchaser or Supreme, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Supreme entering into any such agreement, arrangement or understanding.
13.
The Merger Agreement; Other Agreements

THE MERGER AGREEMENT
The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is incorporated in this Offer to Purchase by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 — “Certain Information Concerning Wabash National and Purchaser.” Stockholders and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.
The Offer and the Merger
The Offer.   The Merger Agreement provides that Wabash National and Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement, but in no event later than August 22, 2017. The obligations of Purchaser to, and of Wabash National to cause Purchaser to, accept for payment and pay for, any Shares tendered pursuant to the Offer are subject only to the conditions described in Section 14 — “Conditions of the Offer” (each such condition, an “Offer Condition”).
The Offer Conditions are for the sole benefit of Wabash National and Purchaser, and Purchaser reserves the right to increase the Offer Price, waive any Offer Condition and make any other changes in the terms and conditions of the Offer that are not inconsistent with the Merger Agreement, provided that Wabash National and Purchaser may not waive the Minimum Condition, or, without the prior written consent of Supreme,
(i)
change the form of consideration payable in the Offer,

(ii)
decrease the Offer Price or the number of Shares sought in the Offer,

(iii)
impose additional conditions to the Offer or modify any of the conditions described in Section 14 —  “Conditions of the Offer” in any manner adverse to the holders of Shares, or

(iv)
extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless the Merger Agreement is terminated. Wabash National will deposit (or Wabash National will cause to be deposited) with the Depositary cash in an aggregate amount necessary to make payment of the cash consideration payable for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The initial Expiration Date will be 12:01 a.m., New York City time on Wednesday, September 27, 2017.
If, as of the Expiration Date, any Offer Condition is not satisfied and has not been waived (if permitted under the Merger Agreement), Purchaser may, in its sole discretion (and Purchaser must, at the request of Supreme made within one hour after the Expiration Date), extend the Offer for one or more periods of up to ten business days each (the length of each such period will be determined by Purchaser in its sole discretion) to permit such Offer condition to be satisfied; provided, however, that Purchaser will not be required to extend the Offer if there is any order, decree, injunction or ruling by a governmental authority restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer or any statute, rule or regulation has been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares or if there has occurred a Company Material Adverse Effect or if Wabash National is then entitled to terminate the Merger Agreement in accordance with its terms. In addition, Purchaser will extend the Offer either (i) for any period required by applicable laws, rules or regulations, including any interpretation or position of the SEC or NYSE MKT or the staffs thereof applicable to the Offer or (ii) in the event that the Marketing Period Condition is not satisfied or waived as of the Expiration Date, to the date that is the first business day after the scheduled end of the Marketing Period, unless the Marketing Period is waived by Wabash National. However, in no event will Purchaser be required to extend the Offer beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and November 6, 2017, subject to extension to December 6, 2017 if all conditions to the Offer have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the expiration of the Offer, provided that such conditions are reasonably capable of being satisfied) other than the applicable waiting period under the HSR Act having expired or been terminated, nor is Purchaser permitted to extend the Offer beyond the End Date without the prior written consent of Supreme.
Supreme Actions.   Supreme’s board of directors has, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of Supreme accept the Offer and tender their Shares, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement, (vi) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Wabash National, Purchaser, and the acquisition of Shares pursuant to the Offer, the Merger Agreement, the Tender and Voting Agreements and the Transactions, and (vii) authorized that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer.
The Merger
The Merger.   The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into Supreme, the separate existence of Purchaser will cease and Supreme will be the surviving corporation and a wholly owned subsidiary of Wabash National.
Merger Without a Vote.   The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of the Supreme stockholders. Accordingly, subject to satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, the Merger will be effected as soon as practicable following the Offer Acceptance Time, unless the condition to the Merger regarding no legal restraints has not been satisfied or waived by such date, in which case on no later than the first business day on which such condition is satisfied or waived.
Organizational Documents, Directors and Officers of the Surviving Corporation.   At the Effective Time, the certificate of incorporation of the surviving corporation will be amended and restated as of the Effective Time to conform to Exhibit B of the Merger Agreement and the bylaws of the surviving corporation will be amended and restated as of the Effective Time to conform to bylaws of Purchaser as in effect immediately prior to the Effective Time. The directors and officers of Purchaser immediately prior to the Effective Time will be, from and after the Effective Time, the directors and officers of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Merger Closing Conditions.   The obligations of Purchaser, Wabash National and Supreme to effect the Merger are subject to the satisfaction, at or prior to Closing, of each of the following conditions: (i) there being in effect no provision of any applicable law or order of any governmental authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; (ii) all consents, authorizations, orders and approvals of  (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the Merger Agreement will have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or reasonably be expected to have a Company Material Adverse Effect (as defined below) or materially impair the ability of Wabash National and Purchaser, taken as a whole, to consummate the Transactions, as the case may be and (iii) Purchaser will have accepted for payment and will have paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer.
Effects of the Merger; Exchange of Certificates
Conversion of Shares.   At the Effective Time, by virtue of the Merger and without any further action on the part of Wabash National, Purchaser, Supreme or any other person, each Share then outstanding (other than (i) any Shares held by Supreme or any of its wholly owned subsidiaries (or held in the treasury of Supreme), (ii) any Shares then held by Wabash National, Purchaser or any other wholly owned subsidiary of Wabash National and (iii) Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 15 — “Certain Legal Matters”) will be converted into the right to receive the Offer Price in cash, without interest, subject to any withholding of taxes required by applicable legal requirements, and all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist. Each share of the common stock, $0.01 par value per share, of the Purchaser then outstanding will be converted into one share of common stock of the surviving corporation.
Treatment of Supreme Restricted Stock
Each share of Supreme restricted stock outstanding as of immediately prior to the Offer Acceptance Time will accelerate and become fully vested, and contingent upon, the Offer Acceptance Time. Immediately prior to the Offer Acceptance Time (i) each share of restricted stock will vest in full and (ii) subject to the ultimate vesting of such restricted shares, the holder thereof will have the right to tender (or to direct Supreme to tender on his or her behalf) such restricted shares then held (net of any Shares withheld to satisfy employment and income tax obligations) into the Offer. To the extent any Shares that were formerly restricted shares are not so tendered, upon the Offer Acceptance Time, they will be converted into the right to receive the Offer Price in connection with the Merger if the holders thereof do not otherwise properly demand appraisal rights under the DGCL.
Representations and Warranties
Representations and Warranties of Supreme.   In the Merger Agreement, Supreme has made customary representations and warranties to Wabash National and Purchaser with respect to, among other matters, its organization and qualification, subsidiaries, certificate of incorporation and bylaws, capitalization, authorization, approvals, absence of violations, SEC filings and financial statements, absence of material adverse effect, conduct, certain business practices, certain obligations, compliance with legal requirements, absence of litigation, employee benefit matters, taxes, environmental matters, insurance, intellectual property, real property, inapplicability of any anti-takeover law to the Transactions, interested party transactions, brokers, and receipt of an opinion of financial advisor.
Some of the representations and warranties in the Merger Agreement made by Supreme are qualified by “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the current or future business, assets, properties, liabilities or obligations, financial condition or results of operations of Supreme and its subsidiaries taken as a whole or (b) the ability of Supreme to perform in a timely manner its obligations under the Merger Agreement or consummate the Transactions in a timely manner; provided, that none of the following will constitute, or will be considered in determining whether there has occurred, a Company Material Adverse Effect:
(i)
any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, so long as such changes or effects do not adversely affect Supreme and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

(ii)
any change in general economic conditions that affect the industries in which Supreme and its subsidiaries conduct their business, so long as such changes or conditions do not adversely affect Supreme and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

(iii)
any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, so long as such events do not adversely affect Supreme and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

(iv)
any change or effect that affects the commercial vehicle manufacturing industry generally (including regulatory changes affecting the commercial vehicle manufacturing industry generally) so long as such changes or conditions do not adversely affect Supreme and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

(v)
any change in the trading prices or trading volume of Supreme’s capital stock, in Supreme’s credit rating or in any analyst’s recommendations with respect to Supreme;

(vi)
any failure by Supreme to meet any published or internally prepared earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by Supreme or independent third parties);

(vii)
any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact Wabash National and its subsidiaries considered collectively as a single enterprise, relative to other industry participants;

(viii)
any changes in GAAP or interpretations thereof so long as such changes do not adversely affect Supreme and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

(ix)
Supreme’s failure to maintain the listing of the Shares on the NYSE MKT as a result of the trading price of the Shares (provided, that the facts and circumstances giving rise to such changes will not be excluded);

(x)
the compliance by Supreme with the covenants set forth in the Merger Agreement; and

(xi)
any change or effect resulting from the announcement or pendency of the Merger Agreement, the Offer or the Merger;

it being understood that the exceptions in clauses (v) and (vi) will not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses (i) through (iv) and (vii) through (xi)) is or will be reasonably likely to be a Company Material Adverse Effect.

Representations and Warranties of Wabash National and Purchaser.   In the Merger Agreement, each of Wabash National and Purchaser, jointly and severally, has made customary representations and warranties to Supreme with respect to, among other matters, their corporate organization, authorization, approvals, absence of violations, absence of any material litigation, source of funds, solvency, absence of arrangements with management, ownership, and independent investigation.
Some of the representations and warranties in the Merger Agreement made by Wabash National and Purchaser are qualified by “materiality” or limited by any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Wabash National or Purchaser to consummate the Transactions.
None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.
Covenants of Supreme
Conduct of Business.   The Merger Agreement provides that, during the period between the date of the Merger Agreement and the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), except as expressly contemplated or permitted by the Merger Agreement, as required by applicable legal requirements, with the prior written consent of Wabash National or oral consent by Wabash National’s chief executive officer, chief financial officer or general counsel that is confirmed in writing within one business day by Supreme to Wabash National, which will not be unreasonably withheld, conditioned or delayed, or as otherwise set forth in Supreme’s disclosure schedule, Supreme will conduct and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practices, and will take no action that would adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other governmental authority required for the Transactions, performing its covenants and agreements under the Merger Agreement or consummating the Transactions or otherwise materially delay or prohibit consummation of the Merger or the Transactions. Supreme will use reasonable best efforts to maintain and preserve intact its assets, business organization, insurance coverage and business relationships and to retain the services of its key officers and key employees in each case, in all material respects.
In addition, during the Interim Period, except as required by the Merger Agreement, except as expressly contemplated or permitted by the Merger Agreement, as required by applicable legal requirements, with the prior written consent of Wabash National or oral consent by Wabash National’s chief executive officer, chief financial officer or general counsel that is confirmed in writing within one business day by Supreme to Wabash National, which will not be unreasonably withheld, conditioned or delayed, or as otherwise set forth in Supreme’s disclosure letter, Supreme will not, and will not permit any of its subsidiaries to, take certain actions, including the following:
(i)
(A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except for increases in base salary or base wages to employees who are not officers of Supreme or any of its subsidiaries in the ordinary course of business consistent with past practice not to exceed a two percent increase of such employee’s then-current base salary, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant, (C) establish, adopt, enter into, terminate or amend or modify any benefit plan, (D) increase or grant any severance, retention or termination pay, (E) grant any new, or amend or modify any outstanding, awards under any benefit plan, (F) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any benefit plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (G) execute or amend in any material respect any consulting or indemnification agreement between Supreme or any of its subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material obligation to any employee incurred or entered into by Supreme or any of its subsidiaries, or (H) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of  (A) through (H), as required by the terms of any existing benefit plan of Supreme or by applicable law;
(ii)
hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of  $80,000 or more;

(iii)
enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable law);

(iv)
declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding equity securities of Supreme or any of its subsidiaries, except for dividends by a wholly owned subsidiary of Supreme to Supreme or any wholly-owned subsidiaries; provided that Supreme may declare and pay a dividend of up to $0.035 per Share per fiscal quarter consistent with past practice;

(v)
(A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding equity securities of Supreme or any of its subsidiaries except for (1) any such acquisition by Supreme or any of its subsidiaries directly from any subsidiary of Supreme or (2) any repurchase of restricted stock outstanding on the date of the Merger Agreement in accordance with the terms of any benefit plan of Supreme existing on the date of the Merger Agreement and in the ordinary course of business consistent with past practice, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the equity securities in Supreme or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such equity securities;

(vi)
(A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any equity securities of Supreme or any of its subsidiaries, except for issuances of Shares (1) upon the expiration of any restrictions of any grant existing at the date of the Merger Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of the Merger Agreement of any current benefit plan of Supreme or (2) that constitute periodic issuances of Shares required by the terms as in effect on the date of the Merger Agreement of any current benefit plan of Supreme, (B) amend or otherwise modify the terms of any outstanding equity securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by the Merger Agreement, or (C) except as expressly contemplated in the Merger Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any equity securities of Supreme or any of its subsidiaries;

(vii)
(A) merge, consolidate or combine with any person or entity or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any person or entity or dissolution or complete or partial liquidation, (B) acquire by merging or consolidating with, purchasing substantial equity securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any person or entity or otherwise acquire or agree to acquire any assets of any other person or entity (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), (C) enter into any material partnership, joint venture agreement or similar agreement, or (D) make any loans, advances or capital contributions to, or investments in any person or entity except for loans, advances and capital contributions (1) to any wholly owned subsidiary or (2) pursuant to and in accordance with the terms of any material contract or other legal obligation, in each case existing as of the date of the Merger Agreement;

(viii)
sell, transfer, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the material properties or assets of Supreme or any of its subsidiaries, except for (a) pursuant to any agreements existing on the date of the Merger Agreement, (b) sales disclosed to Wabash National, and (c) certain agreed-upon permitted liens;

(ix)
adopt or propose any amendments to its certificate of incorporation or bylaws or other organizational documents or any of the organizational documents of the subsidiaries of Supreme;

(x)
(A) change any of its methods or principles of accounting in effect at July 1, 2017, except to the extent required to comply with U.S. generally accepted accounting principles (“GAAP”) as advised by Supreme’s independent accountants, (B) make or rescind any election relating to taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (D) change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2016, (E) request any tax opinions or rulings, (F) authorize any tax indemnities, (G) file with or provide to a governmental authority any waiver extending the statutory period for assessment or reassessment of tax or any other waiver of restrictions on assessment or collection of any tax; (H) enter into or amend any agreement or settlement with any governmental authority respecting taxes or (I) amend or revoke any previously filed tax return except, in each case, as may be required by law;

(xi)
incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other person or entity, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) trade payables incurred in the ordinary course of business consistent with past practice, (B) indebtedness with any wholly owned subsidiary and (C) other obligations not exceeding $250,000 in the aggregate outstanding at any one time;

(xii)
make or commit to make any capital expenditures in excess of  $250,000 individually and $1,000,000 in the aggregate during any fiscal quarter; provided, however, that in no event will Supreme make or commit to make certain capital expenditures that were agreed upon between the parties;

(xiii)
enter into or amend any agreement between Supreme or any of its subsidiaries and any agent, sales representative or similar person or entity except in the ordinary course of business consistent with the past practice;

(xiv)
transfer to any person or entity intellectual property owned by Supreme and necessary to carry on Supreme’s business;

(xv)
pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of  $250,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date of the Merger Agreement;

(xvi)
enter into any “non-compete” or similar agreement that could restrict the businesses of the surviving corporation following the Effective Time or that could in any way restrict the businesses of Wabash National or its affiliates (excluding the surviving corporation) or take any action that may impose new or additional regulatory requirements on any affiliate of Wabash National (excluding the surviving corporation);

(xvii)
fail to use commercially reasonable efforts to maintain Supreme’s current insurance policies;

(xviii)
fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any material permits, licenses, authorizations, franchises, orders, certificates, registrations, exemptions, or other approvals required by any governmental authority for the continuing operation of its business;

(xix)
(A) enter into, renew, modify, amend or terminate any material contract to which Supreme or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice or (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of Supreme or any of its subsidiaries or with any affiliate or associate (as defined under the Exchange Act) of any of the foregoing persons or entities except to the extent permitted under paragraph (i) above;

(xx)
adopt any stockholder rights plan or similar arrangement;

(xxi)
enter into any new lines of business;

(xxii)
take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or result in any of the conditions to the Offer not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the Merger Agreement; or

(xxiii)
agree in writing or otherwise to do any of the foregoing.

No Solicitation.   Supreme has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, during the Interim Period, it will not, and will direct its subsidiaries or its or their representatives not to, directly or indirectly (A) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries with respect to the submission or the announcement of any Acquisition Proposal (as defined below); (B) participate in discussions or negotiations regarding, or furnish any non-public information relating to Supreme or any of its subsidiaries with respect to, or otherwise cooperate in any way with, any effort or attempt by any person or entity (other than Wabash National or its affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (C) except for any confidentiality agreements entered into pursuant to an unsolicited, bona fide, third party proposal, enter into any letter of intent, memorandum of understanding, or other agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (D) waive any standstill agreement or voting restriction contained in the organizational or governing documents of Supreme or any of its subsidiaries.
However, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, Supreme or any of its subsidiaries or representatives receives an unsolicited bona fide third party Acquisition Proposal from any person or group, which Acquisition Proposal did not result from any breach of the non-solicitation provisions of the Merger Agreement, (i) Supreme may contact such person or group solely to clarify the terms and conditions thereof and (ii) engage in discussions or negotiations with, or furnish or disclose any information relating to Supreme or any of its subsidiaries or giving access to the properties, assets or the books and records of Supreme or any of its subsidiaries with such third party if, (A) such third party is not a party to any standstill agreement with Supreme or any of its subsidiaries, (B) Supreme’s board of directors determines in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below) and, after consultation with its legal advisor, that the failure to take such action would reasonably be expected to result in a breach of the directors’ fiduciary duties to the stockholders of Supreme under applicable laws, and (C) Supreme (1) enters into a confidentiality agreement at least as restrictive as the Confidentiality Agreement (as defined below) with Wabash National and provides a copy of such agreement to Wabash National and (2) concurrently discloses or makes available the same information to Wabash National as it makes available to such person or entity.
For purposes of the Merger Agreement, “Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of Supreme generally) relating to any of the following (other than the Transactions): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving Supreme or any of its subsidiaries, (b) the acquisition or license in any manner, directly or indirectly, of any business segment or assets of Supreme that generate 15% or more of Supreme’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of Supreme or any of its subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by Supreme of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of Supreme whether in a single transaction or a series of related transactions.
For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party and that is not received as a result of a breach of the non-solicitation provisions of the Merger Agreement, which the board of directors of Supreme determines in good faith by a vote of a majority of the entire board of directors of Supreme (after consultation with its legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the Transactions (after giving effect to all adjustments to the terms thereof which may be offered by Wabash National), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency and, to the extent financing for such proposal is contemplated, that such financing is then committed; provided, that for purposes of this definition of  “Superior Proposal,” the references to “15%” in the definition of  “Acquisition Proposal” shall be deemed to be references to “75%.”
Following the date of the Merger Agreement, Supreme will (i) as soon as possible (but in any event within 24 hours) notify Wabash National if any (A) Acquisition Proposal or indication that any third party is considering making an Acquisition Proposal, is received by Supreme or its subsidiaries or any of their representatives, (B) if any non-public information relating to Supreme or any of its subsidiaries is requested, or (C) if any request for access to the properties, assets or the books and records of Supreme or its subsidiaries that Supreme reasonably believes is reasonably likely to lead to an Acquisition Proposal is received, (ii) provide to Wabash National the identity of such third party and a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal, unless Supreme is prohibited from such actions by the terms of any agreement between Supreme and such third party, (iii) keep Wabash National informed on a reasonably current basis of the status and material details of any such Acquisition Proposal, indication or request, and (iv) notify Wabash National as soon as practicable (but in any event within 24 hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the third party making such Acquisition Proposal, indication or request relating to any such material development.
Supreme Board Recommendation.   Supreme consented to the Offer and Supreme’s board of directors unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interests of, Supreme and its stockholders, (ii) agreed that the Merger will be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by Supreme of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of Wabash National tender their shares to Purchaser pursuant to the Offer (the “Supreme Board Recommendation”). Supreme also consented to the inclusion of a description of the Supreme Board Recommendation in this Offer to Purchase and the documents related to the Offer.
Prior to the Offer Acceptance Time, Supreme’s board of directors may not, except as described below, (i) withdraw or modify or change, or publicly propose to withdraw or modify or change, in a manner adverse to Wabash National and Purchaser, the Supreme Board Recommendation or (ii) approve, endorse or recommend, or publicly approve, endorse or recommend, any Acquisition Proposal or cause Supreme to enter into any letter of intent, agreement in principle or other agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as required in certain circumstances).
Notwithstanding the foregoing, if, at any time prior to the Offer Acceptance Time, Supreme’s board of directors determines in good faith (after consultation with Supreme’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, or that any material event or circumstance relating to the business prospects of Supreme not known by Supreme’s board of directors as of the date of the Merger Agreement (or if known, the consequences of which are not known or reasonably foreseeable by Supreme’s board of directors as of the date of the Merger Agreement) and not relating to any Acquisition Proposal (such material event or circumstance, or consequences thereof, an “Intervening Event”) has occurred, Supreme’s board of directors may withdraw or modify the Supreme Board Recommendation in response to the Superior Proposal or Intervening Event and terminate the Merger Agreement in accordance with its terms in response to the Superior Proposal, but only if  (i) Supreme’s board of directors determines in good faith (after consultation with Supreme’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to Supreme’s stockholders under applicable laws, (B) Supreme’s board of directors provides Wabash National with at least four business days’ advance written notice (provided however, that during the five business days prior to the initial Expiration Date, the period for notice is reduced to two business days) of its intention to make a change in the Supreme Board Recommendation and specifying the material events giving rise thereto, and (C) during such four business day period (or, where applicable, a two business day period, the “Notice Period”), Supreme and its representatives, if requested by Wabash National, negotiate in good faith with Wabash National and its representatives to amend the Merger Agreement so as to enable Supreme’s board of directors to proceed with its recommendation of the Merger Agreement (after taking into account any agreed modifications to the terms of the Merger Agreement) and at the end of such Notice Period (such Notice Period to be extended to at least three business days (or, during the five business days prior to the initial Expiration Date, one business day) upon any amendment to the financial terms or any other material term of such Acquisition Proposal), Supreme’s board of directors maintains its determination (after taking into account any agreed modifications to the terms of the Merger Agreement).
Nothing in the Merger Agreement will prohibit Supreme from disclosing to the stockholders of Supreme a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act
Filings, Consents and Approvals
Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the approvals from Supreme and approvals from Wabash National, from governmental authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any governmental authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger and the other Transactions and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the Transactions. In furtherance of the foregoing, Supreme may, but in no event will Supreme or any of its subsidiaries be required to, pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger. Neither Wabash National, Purchaser or Supreme is required to take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the approvals of Supreme and approvals of Wabash National, from governmental authorities.
Upon the terms and subject to the conditions set forth in the Merger Agreement, Supreme and Wabash National agreed to (i) promptly, but in no event later than the tenth business day after the date of the Merger Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Transactions, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other governmental authorities in connection with the execution and delivery of the Merger Agreement and the Transactions and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any governmental authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any regulatory law or by such governmental authority and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the Transactions.

Each of Wabash National and Supreme agreed to, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Wabash National, Supreme or any of their respective subsidiaries to any third party and/or any governmental authority in connection with the Transactions. Subject to applicable legal limitations and the instructions of any governmental authority, Supreme and Wabash National agreed to keep each other apprised of the status of matters relating to the consummation (as defined in Section 251(h) of the DGCL) of the Offer, the Merger and the other Transactions, including promptly furnishing the other with copies of notices or other communications received by Supreme or Wabash National, as the case may be, or any of their respective subsidiaries or affiliates, from any third party and/or any governmental authority with respect to the Transactions. Each of Supreme and Wabash National agreed not to participate in any substantive meeting or discussion, either in person or by telephone, with any governmental authority in connection with the proposed transactions unless it first consults with the other party and, to the extent not prohibited by such governmental authority, gives the other party the opportunity to attend and participate. Supreme and Wabash National also agreed to cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation (as defined in Section 251(h) of the DGCL) of the Transaction.
Employee Benefits
Wabash National will, during the period commencing on the Closing Date and continuing until July 1, 2018, continue to provide all employees of Supreme or any of its subsidiaries who continue as employees after the Effective Time with compensation and benefits (excluding equity awards) under the existing Supreme benefit plans that are no less favorable in the aggregate than the compensation and benefits (excluding equity awards) that are generally made available to such continuing employees by Supreme and its subsidiaries immediately prior to the Effective Time. The Merger Agreement does not (i) create any third party rights, (ii) amend any benefit plan of Supreme, (iii) require Wabash National to continue any benefit plan of Supreme beyond the time when it otherwise lawfully could be terminated or modified or (iv) provide any employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.
If requested in writing by Wabash National at least ten business days prior to the Closing Date, Supreme will take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately prior to the Closing Date, any benefit plan of Supreme that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.
Indemnification of Officers and Directors
All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Supreme, any of its subsidiaries or any of their respective predecessors (the “Indemnified Persons”) as provided by the certificate of incorporation, bylaws or other organizational documents of Supreme or any of its subsidiaries and as provided in any indemnification agreement between Supreme and said Indemnified Persons, will survive the Merger and will continue in full force and effect in accordance with their terms and without amendment thereof.
From the Effective Time until the sixth anniversary of the Effective Time, Wabash National will cause the surviving corporation to provide directors’ and officers’ liability insurance, covering each indemnified party on terms with respect to coverage and amount no less favorable than the existing policy in effect prior to the Effective Time. However, in no event will the surviving corporation be required to expend a total premium during such period in excess of 300% of the aggregate annual premium currently paid by Supreme with respect to its current policy.

In the event Wabash National or Purchaser or any of their respective successors or assigns, prior to the sixth anniversary of the Effective Time, directly or indirectly (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Wabash National will ensure that the successors and assigns of Wabash National or the surviving corporation, as the case may be, or at Wabash National’s option, Wabash National, will assume the indemnification obligations described above.
Securityholder Litigation
Supreme will control, and will give Wabash National the right to participate in (but not control), the defense or settlement of any securityholder litigation against Supreme and/or its directors relating to the Transactions; provided, however, that Supreme may not settle or offer to settle any such litigation without the prior written consent of Wabash National. Supreme may not cooperate with any person or entity that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and Supreme will cooperate with Wabash National and Purchaser in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose the Transactions.
Financing
Subject to the terms and conditions of the Merger Agreement, each of Wabash National and Purchaser has agreed to use its reasonable best efforts to obtain financing for purposes of funding the Transactions (the “Transaction Financing”) in amounts and on the terms and conditions described in the Commitment Letter on or prior to the Closing Date.
Wabash National has agreed not to, without the prior written consent of Supreme (which consent will not be unreasonably withheld, conditioned or delayed), agree to or permit the termination of the Commitment Letter or the definitive agreements relating to the Transaction Financing, or agree to or permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter or the definitive agreements relating to the Transaction Financing, that:
•
adds or modifies conditions or contingencies to the availability of the Transaction Financing relative to those contained in the Commitment Letter in a manner that would reasonably be expected to (x) delay the Closing or impair the funding of the Transaction Financing on the Closing Date or (y) make the timely funding of the Transaction Financing or satisfaction of the conditions to obtaining the Transaction Financing less likely to occur

•
would otherwise reasonably be expected to impair or delay the funding of the Transaction Financing (or satisfaction of the conditions to the Transaction Financing) on the Closing Date,

•
adversely impacts the ability of Wabash National or Purchaser to enforce its rights against the other parties to the Commitment Letter or

•
reduces the aggregate amount of the Transaction Financing set forth in the Commitment Letter, in each case as of the date of the Merger Agreement by an amount that would reasonably be expected to delay the Closing or impair the funding of the Transaction Financing at the Closing (other than if such reduction is by virtue of obtaining alternative financing that otherwise complies with the Merger Agreement).

Each of Wabash National and Purchaser has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and obtain the Transaction Financing on or prior to the Closing Date on the terms and subject only to the conditions contained in the Commitment Letter (or with other terms and conditions agreed by Wabash National and the Commitment Parties and other such persons or entities who have committed to provide Transaction Financing (the “Financing Sources”), subject to the restrictions on amendments of the Commitment Letter set forth below), including using its reasonable best efforts to:
•
to maintain in effect the Commitment Letter and comply with its obligations thereunder,

•
to enter into definitive agreements pursuant to the Commitment Letter, as applicable, consistent in all material respects with the terms and conditions contained in the Commitment Letter, and

•
to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Commitment Letter and such definitive agreements that are within Wabash National’s control and to consummate the Transaction Financing on or prior to the Closing Date.

Wabash National has agreed to keep Supreme informed on a current basis and in reasonable detail of the status of the Transaction Financing and provide copies of substantially final drafts (when available) of the material definitive documents for the Transaction Financing (subject to customary redaction with respect to fees). In addition, if any portion of the Transaction Financing becomes unavailable on the terms and conditions contained in the Commitment Letter, Wabash National and Purchaser will use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Merger as promptly as practicable following the occurrence of such event.
Prior to the Closing Date, at Wabash National’s sole expense, Supreme has agreed to, and has agreed to cause its subsidiaries to, use reasonable best efforts to provide, and use reasonable best efforts to cause its and their representatives to provide, to Wabash National and Purchaser such reasonable cooperation in connection with the Transaction Financing as is customary and reasonably requested by Wabash National or Purchaser, including:
•
reasonable cooperation with customary marketing efforts of Wabash National and Purchaser for all or any portion of the Transaction Financing, any alternative financing and any underwritten offering of debt securities, including causing its management team, with appropriate seniority and expertise, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times prior to and during the Marketing Period;

•
in advance of the Marketing Period, providing reasonable assistance with the preparation of customary rating agency presentations, road show materials, bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by Supreme with the SEC) in connection with the marketing and syndication of the Transaction Financing, any alternative financing or an underwritten offering of debt securities;

•
providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors;

•
using reasonable best efforts to furnish Wabash National and Purchaser, within a reasonable amount of time following Wabash National’s request, with information available to Supreme relating to Supreme and its subsidiaries to the extent required to consummate the Transaction Financing in accordance with the terms of the Commitment Letter as in effect on the date of the Merger Agreement, and providing reasonable assistance to Wabash National’s and Purchaser’s preparation of pro forma financial information and projections required to consummate the Transaction Financing in accordance with the terms of the Commitment Letter, including delivery of certain required information as promptly as practicable;

•
using reasonable best efforts to furnish Wabash National at least five business days prior to the Closing Date, with all documentation and other information related to Supreme and its subsidiaries as and solely to the extent required by any governmental authority with respect to the Transaction Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

•
requesting that Supreme’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Transaction Financing, any alternative financing and any underwritten offering of debt securities consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Transaction Financing (as set forth in the Commitment Letter as in effect on the date of the Merger Agreement) or as are customarily required in an underwritten offering of debt securities or any alternative financing;
•
reasonable cooperation with the Financing Sources’ due diligence, to the extent customary and reasonable;

•
reasonably cooperating with Wabash National’s legal counsel in connection with customary legal opinions required of Purchaser or Wabash National in connection with the Transaction Financing;

•
reasonably assisting in the preparation of, and executing and delivering, definitive agreements for the Transaction Financing and other customary financing documents, including guarantee and collateral documents and other certificates and documents as may be reasonably requested by Wabash National or Purchaser, as applicable;

•
facilitating the pledging of collateral for the Transaction Financing (including delivery of original stock certificates and original stock powers of Supreme and its subsidiaries to the extent required on the Closing Date in connection with the Transaction Financing);

•
arranging for a customary payoff letter (in form and substance reasonably acceptable to Wabash National) to be delivered at or prior to the Closing Date relating to the payoff and termination of, Supreme’s credit agreement, duly executed by the administrative agent, or any other holder of such indebtedness, as applicable, and setting forth all amounts necessary to be paid in order to fully pay off all of the amounts outstanding under Supreme’s credit agreement, and providing that, upon such payment, such indebtedness will be extinguished and all liens relating thereto will be released;

•
taking all ministerial company actions, subject to and only effective upon the occurrence of the Closing Date, reasonably requested by Wabash National or Purchaser, as applicable, to permit the consummation of the Transaction Financing; and

•
using reasonable best efforts to permit the Transaction Financing or any alternative financing to benefit from the existing lending relationships of Supreme and its subsidiaries.

Supreme’s Other Financing Arrangements
Supreme will use its reasonable best efforts, at Wabash National’s request, to arrange for the continued availability after the Closing Date to Supreme and its subsidiaries of certain floor plan finance agreements and all related financing accommodations referenced therein as in effect on the date of the Merger Agreement, and will cooperate with Wabash National in all discussions and arrangements Wabash National deems necessary or desirable in connection therewith.
Takeover Laws
If any state takeover law may become applicable to the Transactions, each of Wabash National and Supreme and the members of their respective boards of directors will use their respective reasonable action to ensure that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated thereby and otherwise act to eliminate or minimize the effect of any takeover law on any of the Transactions.
Rule 14d-10(d) Matters
Prior to the Offer Acceptance Time and to the extent permitted by law, Supreme (acting through its board of directors, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by Supreme or its subsidiaries on or after the date of the Merger Agreement with certain holders of Supreme’s equity securities pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to SEC filing obligations, public announcements and access, Wabash National’s guaranty of Purchaser’s performance, amendments to Supreme’s restricted stock awards, stock exchange de-listing, and matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder.
Termination
The Merger Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to (ii) through (v) below, by written notice by the terminating party), prior to the Effective Time:
(i)
by mutual written consent of Wabash National and Supreme;

(ii)
by either Supreme or Wabash National if:

a.
prior to the consummation (as defined in Section 251(h) of the DGCL) of the Offer, if the Offer has not been consummated (as defined in Section 251(h) of the DGCL) on or before November 6, 2017 (the “End Date”); provided, however, that if on the End Date, all the conditions to the Offer have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the expiration of the Offer, provided that such conditions are reasonably capable of being satisfied) other than the applicable waiting period under the HSR Act having expired or been terminated, then the End Date will be extended to December 6, 2017 (provided that the right to terminate the Merger Agreement under this provision will not be available to any party whose breach or failure to fulfill any of its material obligations under the Merger Agreement has been the cause of the failure to consummate (as defined in Section 251(h) of the DGCL) the Offer by such date); or

b.
there is any applicable law that makes consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger illegal or otherwise prohibited or if any order of a governmental authority of competent jurisdiction restrains or prohibits the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger, and such order has become final and nonappealable (provided that the right to terminate the Merger Agreement under this provision will not be available to any party who has not used its reasonable best efforts to have such order lifted and will not be available to any party whose breach of any provision of the Merger Agreement results in any applicable law making the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger illegal or otherwise prohibited or the imposition of any order of a governmental authority of competent jurisdiction that restrains or prohibits the consummation (as defined in Section 251(h) of the DGCL) of the Offer or the Merger).

(iii)
by Supreme if:

a.
prior to the Offer Acceptance Time, Wabash National or Purchaser (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under the Merger Agreement or (y) breached any of its representations or warranties set forth in the Merger Agreement in any material respect, or any such representation or warranty has become untrue in any material respect, which breach or failure is either incurable or, if curable, is not cured by Wabash National and/or Purchaser by the earlier of (A) 30 days following receipt by Wabash National of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, Supreme is not in material breach of its obligations under the Merger Agreement;

b.
prior to the Offer Acceptance Time, (x) Supreme has complied with and has not violated its non-solicitation obligations, (y) Supreme has received a Superior Proposal, and (z) Supreme’s board of directors has approved the termination of the Merger Agreement and Supreme promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; provided, that, promptly following such termination, Supreme pays the Termination Fee (as defined below); or
c.
(A) Purchaser fails to commence the Offer within five business days following ten business days after the date of the Merger Agreement or terminates or makes any change to the Offer in material violation of the terms of the Merger Agreement or (B) at any Expiration Date, Purchaser fails to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of the Merger Agreement and at such time as all of the conditions are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer (provided that the right to terminate the Merger Agreement under this provision will not be available to Supreme if its breach or failure to fulfill any of its material obligations under the Merger Agreement has been the cause of the failure to commence the Offer or consummate (as defined in Section 251(h) of the DGCL) the Offer);

(iv)
by Wabash National if:

a.
Supreme breached any representations or warranties set forth in the Merger Agreement or any representation or warranty of Supreme has become untrue, in either case such that the material adverse effect condition would not be satisfied or would be incapable of being satisfied by the earlier of  (A) 30 days following receipt by Supreme of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, Wabash National is not in material breach of its obligations under the Merger Agreement; or

b.
Supreme breached its covenants or agreements hereunder and any such breaches remain uncured, or are incapable of being cured, such that the conditions would not be satisfied or would be incapable of being satisfied by the earlier of  (A) 30 days following receipt by Supreme of written notice of such breach and (B) the End Date; provided, that at the time of the delivery of such written notice, Wabash National is not in material breach of its obligations under the Merger Agreement; or

c.
the board of directors of Supreme has withdrawn, modified or changed in a manner adverse to Wabash National and Purchaser, the Supreme Board Recommendation, or the Purchaser breached in any material respect its non-solicitation obligations.

Effect of Termination
If the Merger Agreement is terminated, the party desiring to terminate will give written notice to the other party or parties, specifying the provisions pursuant to which termination is made and the basis therefor described in reasonable detail, and the Merger Agreement will become void and of no effect with no liability on the part of any party to the other party hereto immediately upon delivery of such written notice to the other party except specified provisions of the Merger Agreement will survive and remain in full force and effect and no party will be relieved from liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or any willful and material breach in connection with the Merger Agreement or the Transactions.
Expenses; Termination Fee
Except as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
In the event that: (i)(A) a bona fide Acquisition Proposal is made known to Supreme, its board of directors or senior management, or is made directly to Supreme’s stockholders or any third party publicly announces a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), the Merger Agreement is terminated by Supreme or Wabash National for failure to close by the End Date or for Supreme’s breach of a representation or warranty or covenant and (C) Supreme consummates an Acquisition Proposal within

12 months of the termination date (provided that for purposes of this clause (i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); (ii) Supreme terminates the Merger Agreement after the receipt of Superior Proposal; or (iii) Wabash National terminates the Merger Agreement because Supreme’s board of directors changes the Supreme Board Recommendation; then, Supreme will be required to pay the Termination Fee. However, in no event will Supreme be required to pay the Termination Fee on more than one occasion.
In the event that Supreme terminates the Merger Agreement due to Wabash National’s breach of representation or covenant or Purchaser’s failure to accept the Shares upon the Expiration Date (as described above), then, within two business days of notice thereof, Wabash National will be required to pay to Supreme the Wabash National Termination Fee. However, in no event will Wabash National be required to pay the Wabash National Termination Fee on more than one occasion.
“Termination Fee” is a cash amount equal to $12,751,000. The receipt of the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Wabash National, Purchaser, any of their respective affiliates (collectively, “Wabash National Related Parties”) or any other person in connection with the Merger Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Wabash National Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against Supreme or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination, except that nothing in the provisions of the Merger Agreement related to the Termination Fee will limit Wabash National or the Purchaser’s rights with respect to specific performance or liabilities or damages that were the result of fraud or any willful and material breach.
“Wabash National Termination Fee” is a cash amount equal to $20,037,000. The receipt of the Wabash National Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Supreme, its affiliates or any other person in connection with the Merger Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Supreme, its affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against the Wabash National Related Parties arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination, except that nothing in the provisions of the Merger Agreement related to the Wabash National Termination Fee will limit Supreme’s rights with respect to specific performance or liabilities or damages that were the result of fraud or any willful and material breach.
If Supreme fails to timely pay any amount due to Wabash National under the Merger Agreement, and, in order to obtain the payment, Wabash National commences a legal proceeding which results in a judgment against Supreme, Supreme will pay Wabash National its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. If Wabash National fails to timely pay any amount due to Supreme under the Merger Agreement, and, in order to obtain the payment, Supreme commences a legal proceeding which results in a judgment against Wabash National, Wabash National will pay Supreme its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
Amendment and Waiver
Prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Wabash National, Supreme and Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective. Any waiver or amendment will be effective against a party only if the board of directors of such party approves such waiver or amendment obtained.
No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
Specific Performance
The parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the courts described therein, this being (subject to the provisions relating to the payment of the Termination Fee) in addition to any other remedy to which they are entitled under law or equity.
Governing Law
The Merger Agreement is governed by Delaware law.
OTHER AGREEMENTS
Tender and Voting Agreements
In connection with the execution of the Merger Agreement, each of the executive officers and directors of Supreme and certain of the holders of Class B Shares (each a “Supporting Stockholder”) entered into the Tender and Voting Agreements with Wabash National and Purchaser. Pursuant to the Tender and Voting Agreements, each of the signatories agreed to, among other things, tender, and not withdraw, their Shares in the Offer and, if necessary, vote their shares in favor of the Merger and against any alternative Acquisition Proposal. As of August 8, 2017, 19.9% of Supreme’s total outstanding Shares are subject to the Tender and Voting Agreements. The Tender and Voting Agreements terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms and amendments to the Offer or Merger that reduce the Offer Price or change the form of consideration payable in the Offer or the Merger.
Pursuant to the Tender and Voting Agreements, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, the Supporting Stockholders have agreed that, during the time the Tender and Voting Agreements are in effect, at any meeting of Supreme stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will appear at such meeting (or otherwise cause his, her or its Shares to be counted as present thereat for purposes of calculating a quorum) and vote (or cause to be voted) solely in the Supporting Stockholder’s capacity as a stockholder of Supreme, in person or by proxy covering, all of his, her or its Shares (to the extent not purchased in the Offer):
•
in favor of the Merger or any other matter to the extent necessary for the consummation of the Transactions; and

•
against (x) any agreement or arrangement related to or in furtherance of an Acquisition Proposal, (y) any other action, agreement or transaction that is intended, or would reasonably be expected to impede, prevent or materially delay the Offer, the Merger or the other Transactions or the Tender and Voting Agreement or the performance by Supreme of its obligations under the Merger Agreement or by the Supporting Stockholder of his, her or its obligations under the Tender and Voting Agreement and (z) any action, proposal, transaction or agreement that would reasonably be expected to result in (A) a breach of any covenant, representation or warranty or other obligation or agreement of the Supporting Stockholder under the Tender and Voting Agreement or in his, her or its capacity as a stockholder of Supreme under the Merger Agreement or (B) the failure of any condition to the consummation of the Offer or the Merger set forth in the Merger Agreement to be satisfied.

Each Supporting Stockholder also granted Wabash National an irrevocable proxy (including to grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the foregoing, all written consents with respect to his, her or its Shares) with respect to the foregoing.
Each Supporting Stockholder further agreed to certain restrictions with respect to his, her or its Shares (and any outstanding options to purchase such Shares), including restrictions on transfer.

The Tender and Voting Agreements will, with respect to a particular Supporting Stockholder, terminate: (a) automatically, without any notice or other action by any person, upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement, or (iii) the entry, without the prior written consent of the Supporting Stockholder, into any amendment or modification of the Merger Agreement that results in a decrease in, or a change in the form of, the Offer Price; or (b) with respect to any Supporting Stockholder, upon the mutual written agreement of Wabash National and the Supporting Stockholder.
The foregoing description of the Tender and Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Tender and Voting Agreement, which is filed as Exhibit (d)(2) of the Schedule TO and incorporated herein by reference.
Confidentiality Agreement
On April 24, 2017, Wabash National and Supreme entered into a Confidentiality Agreement (as it may be amended from time to time, the “Confidentiality Agreement”) pursuant to which Supreme made available certain confidential and proprietary information related to Supreme for the purpose of evaluating the Transactions (such information, the “Evaluation Material”).
Under the terms of the Confidentiality Agreement, Wabash National and Supreme agreed that, subject to certain exceptions, neither of the parties nor their representatives would use the Evaluation Material for any purpose other than in connection with evaluation of the Transactions, keep the Evaluation Material confidential and not disclose the Evaluation Material in any manner whatsoever, or disclose to any third party the fact that the Evaluation Material exists or has been made available, that the Transactions are being considered, or that discussions or negotiations are taking place concerning the Transactions or involving Supreme or any of the terms, conditions, or other facts with respect thereto. The Confidentiality Agreement includes a standstill provision for the benefit of Supreme that expires in October 2018.
The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO hereto and incorporated herein by reference.
14.
Conditions of the Offer

Notwithstanding any other provisions of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, Purchaser is not obligated to accept for payment, and, subject to applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), is not obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer, unless the Minimum Condition is satisfied as of any scheduled Expiration Date.
Furthermore, Purchaser will not be obligated to accept for payment, and, subject to applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), will not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer, if in each case, as determined subject to the principles of contract interpretation and construction under Delaware law, which the parties elected to govern the interpretation and construction of the Merger Agreement:
•
the applicable waiting period under the HSR Act has not expired or terminated;

•
the Marketing Period Condition has not been satisfied or waived;

•
any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation (as defined in Section 251(h) of the DGCL) of the Offer has been issued by a governmental authority or any statute, rule or regulation has been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

•
any representations and warranties of Supreme are not true and correct as of the dates specified in the Merger Agreement (subject to certain materiality qualifications set forth in the Merger Agreement);

•
Supreme has breached or failed to perform in all material respects any of the covenants or obligations it is required to comply with or perform at any time prior to the Expiration Date;

•
since the date of the Merger Agreement, there has occurred a Company Material Adverse Effect (as defined in the Merger Agreement and described below); or

•
the Merger Agreement has terminated in accordance with its terms.

Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Wabash National and Purchaser and may be asserted by Wabash National or Purchaser regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions or (except for the Minimum Condition) may be waived by Wabash National and Purchaser in whole or in part at any time prior to the Expiration Date in their sole discretion. The failure by Wabash National or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right may be asserted at any time and from time to time. Notwithstanding the fact that Wabash National and Purchaser reserve the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment of cash or cancel Purchaser’s obligation to pay cash for the properly tendered Shares, Wabash National and Purchaser will either promptly pay for properly tendered Shares or promptly return such Shares. A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
15.
Certain Legal Matters

Except as described in this Section 15 — “Certain Legal Matters,” based on information provided by Supreme and other publicly available information concerning Supreme, none of Supreme, Purchaser or Wabash National is aware of any license or regulatory permit that appears to be material to the business of Supreme that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Business Combination Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Supreme’s business or that certain parts of Supreme’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. See Section 14 — “Conditions of the Offer.”
Antitrust Matters.   The Offer and the Merger are subject to the HSR Act, which provides that parties to certain mergers or acquisitions notify the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) of the proposed transaction and wait a specific period of time before closing while the agencies review the proposed transaction.
On August 22, 2017, Wabash National filed a premerger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the purchase of the Shares in the Offer and the Merger. On August 22, 2017, Supreme filed a premerger Notification and Report Form under the HSR Act with the DOJ and the FTC in connection with the Offer and the Merger. Wabash National’s filing triggered a 15-day initial waiting period, for which early termination was requested. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Wabash National or Supreme. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Wabash National with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act.

Thereafter, such waiting period may be extended only by court order or with the consent of Wabash National. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. We are not required to accept for payment Shares tendered in the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14 — “Conditions of the Offer.”
The FTC and the DOJ sometimes scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser’s acquisition of Shares, either the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares in the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Supreme or Wabash National or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances.
There can be no assurance that a challenge on antitrust grounds to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 — “Conditions of the Offer” for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.
As used in this Offer to Purchase, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a governmental authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
Business Combination Statutes.   Supreme is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (the “Business Combination Provisions”), which imposes certain restrictions upon business combinations involving Supreme. The following description is not complete and is qualified in its entirety by reference to the provisions of the Business Combination Provisions. In general, the Business Combination Provisions prevent a Delaware corporation from engaging in a “business combination” (which is defined to include a variety of transactions, including mergers) with an “interested stockholder” for a period of three years following the time such person became an interested stockholder unless:
•
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of the Business Combination Provisions, the term “interested stockholder” generally means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or

(ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person.
Upon entering into the Tender and Voting Agreements and upon consummation of the Offer, Wabash and Purchaser could collectively be deemed to be an “interested stockholder” for purposes of the Business Combination Provisions and, absent the prior approval of the Supreme board of directors, the Business Combination Provisions could prohibit consummation of the Merger for a period of three years following consummation of the Offer. However, Supreme’s board of directors has approved the execution of the Merger Agreement, the Tender and Voting Agreements, the Offer and the Merger, resolved to elect, to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to the Merger Agreement and taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, the Tender and Voting Agreements, the acquisition of Shares pursuant to the Offer, the Merger Agreement, the Tender and Voting Agreements and the other Transactions. Accordingly, Wabash and Purchaser do not believe that the Business Combination Provisions, or any similar business combination laws or regulations of any other state will be an impediment to the consummation of the Offer or the Merger.
A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger, other than the Business Combination Provisions. We reserve the right to challenge the validity or applicability of any state law or regulation allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase or any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover or business combination statutes applies to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and if such a governmental authority sought or obtained an injunction seeking to prevent our purchase of Shares in the Offer, we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in completing the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the Merger Agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Supreme will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Supreme. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Wabash National, Purchaser and Supreme will effect the Merger as soon as practicable, without a meeting of stockholders of Supreme in accordance with Section 251(h) of the DGCL.
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not then held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following completion of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 would otherwise require, among other things, that certain financial information concerning Supreme and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before completion of a transaction.
Appraisal Rights.   Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights under the provisions of Section 262 of the DGCL, including the right to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Supreme stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than, or the same as, the price per Share to be paid in the Merger.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
The foregoing summary of the rights of stockholders seeking appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses his right to appraisal, such holder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the price per Share to be paid in the Merger, without interest.
16.
Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser has retained American Stock Transfer & Trust Company, LLC, to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
Purchaser has retained Laurel Hill Advisory Group, LLC to act as Information Agent in connection with the Offer. As Information Agent, Laurel Hill Advisory Group, LLC may contact holders of shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Laurel Hill Advisory Group, LLC, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.
17.
Miscellaneous

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law,

Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.
Purchaser filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Supreme has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Sections 8 — “Certain Information Concerning Supreme” and 9 — “Certain Information Concerning Wabash National and Purchaser.”
Redhawk Acquisition Corporation
August 22, 2017

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF WABASH NATIONAL AND PURCHASER
The names of the directors and executive officers of Wabash National Corporation and Redhawk Acquisition Corporation and their present principal occupations or employment and material employment history for the past five years are set forth below. The business address of each of the directors and executive officers of Wabash National is 1000 Sagamore Parkway S., Lafayette, IN 47905. The business address of each of the directors and executive officers of Redhawk Acquisition Corporation is c/o Wabash National Corporation, 1000 Sagamore Parkway S., Lafayette, IN 47905.
Wabash National Corporation
Name	Age	Country of Citizenship	Position
Richard J. Giromini	64	USA	Chief Executive Officer, Director
Dr. Martin C. Jischke	76	USA	Chairman of the Board of Directors
John E. Kunz	53	USA	Director
Larry J. Magee	63	USA	Director
Ann D. Murtlow	56	USA	Director
Scott K. Sorensen	55	USA	Director
Brent L. Yeagy	46	USA	President and Chief Operating Officer, Director
Jeffery L. Taylor	51	USA	Senior Vice President, Chief Financial Officer
Erin J. Roth	41	USA	Senior Vice President, General Counsel, Secretary
William D. Pitchford	63	USA	Senior Vice President — Human Resources, Assistant Secretary
Richard J. Giromini has served as Chief Executive Officer of Wabash National since January 2007, while also serving as President until October 2016. Previously, Mr. Giromini served as Wabash National’s Executive Vice President and Chief Operating Officer from February 2005 until December 2005, when he was appointed President and a Director of Wabash National. Mr. Giromini joined Wabash National in July 2002, as Senior Vice President — Chief Operating Officer. Earlier experience includes 26 years in the transportation industry, having begun his career with General Motors Corporation (1976 − 1985), serving in a variety of positions of increasing responsibility within the Tier 1 automotive sector, most recently with Accuride Corporation (Senior Vice President and General Manager), AKW LP (President and CEO), and ITT Automotive (Director of Manufacturing). Mr. Giromini holds a Master of Science degree in Industrial Management and a Bachelor of Science degree in Mechanical and Industrial Engineering, both from Clarkson University. He is also a graduate of the Advanced Management Program at the Duke University Fuqua School of Management.
Dr. Martin C. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became chairman of Wabash National’s board of directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation, and on the Board of Trustees of the Illinois Institute of Technology. Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation.
SCHED-1

John E. Kunz is the Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he has held since March 1, 2015, Mr. Kunz serves as Tenneco’s principal accounting officer with responsibility for corporate accounting and financial reporting globally. Prior to his current position, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from February 2004 until July 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Additionally, Mr. Kunz was employed by KPMG, LLP from 1986 to 1990.
Larry J. Magee is the Chief Executive Officer of Magnolia Enterprises, a retail, ecommerce, construction and entertainment company headquartered in Waco, Texas, a position he has held since July 2017. Between April 2015 and October 2016, Mr. Magee was the President and CEO of Heartland Automotive Services, Inc., the largest operator of quick lube retail service centers, operating over 540 Jiffy Lube locations in North America. Mr. Magee remains on the board of directors of Heartland Automotive. Prior to assuming the role of President and CEO of Heartland Automotive, Mr. Magee was the President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC a position he held from January 2011 until his retirement from Bridgestone in September 2013. He also served as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. From December 2001 until January 2011, he served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division, beginning in 1998. Mr. Magee has over 38 years combined experience in sales, marketing, and operational management, and held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 38-year tenure with Bridgestone/Firestone.
Ann D. Murtlow is the President and Chief Executive Officer of United Way of Central Indiana, a position she has held since April 1, 2013. Prior to assuming this role, beginning in 2011, she was the principal in a consulting firm, AM Consulting LLC, which provided global energy and utility mergers and acquisition advisory services. From 2002 to 2011, Mrs. Murtlow was an AES Corporation executive, where she was one of the few female CEOs in the electric utility industry, holding the role of President and Chief Executive Officer at Indianapolis Power & Light Company. Mrs. Murtlow also currently serves as a Director of First Internet Bancorp and its subsidiary First Internet Bank, and Great Plains Energy and its subsidiaries Kansas City Power & Light Company and KCP&L Greater Missouri Operations.
Scott K. Sorensen is the Chief Executive Officer and a member of the board of directors of Sorenson Holdings and its subsidiary Sorenson Communications, a provider of communication services and products. Mr. Sorensen held the position of Chief Financial Officer of Sorenson Communications from August 2007 to March 2016. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, from March 2001 until October 2005.
Brent L. Yeagy has served as President and Chief Operating Officer, and as a Director of Wabash National, since October 2016. He had been Senior Vice President – Group President of Commercial Trailer Products Group from June 2013 to October 2016. Previously, he served as Vice President and General Manager for the Commercial Trailer Products Group from 2010 to 2013. Mr. Yeagy has held numerous operations related roles since joining Wabash National in February 2003. Prior to joining Wabash National, Mr. Yeagy held various roles within Human Resources, Environmental Engineering and Safety Management for Delco Remy International from July 1999 through February 2003. Mr. Yeagy served in various Plant Engineering roles at Rexnord Corporation from December 1995 through July 1997. Mr. Yeagy is a veteran of the United States Navy, serving from 1991 to 1994. He received his Masters of Business Administration from Anderson University and his Master and Bachelor degrees in Science from Purdue University. He is also a graduate of the University of Michigan, Ross School of Business Program in Executive Management and the Stanford Executive Program.
SCHED-2

Jeffery L. Taylor was appointed as Senior Vice President and Chief Financial Officer of Wabash National on January 1, 2014. He joined Wabash National in July of 2012 as Vice President of Finance and Investor Relations. Prior to Wabash National, Taylor served as Vice President, Finance — Technical Operations for King Pharmaceuticals, Inc. from May 2006 to July 2011. He worked with Eastman Chemical Company from June 1997 to May 2006 where he served in several positions of increasing responsibility within finance and accounting, investor relations, and business management, including its Global Business Controller — Coatings, Adhesives, Specialty Polymers and Inks. He earned his Bachelor of Science in Chemical Engineering from Arizona State University and his Masters of Business Administration from the University of Texas at Austin.
Erin J. Roth was appointed Wabash National’s Senior Vice President — General Counsel and Secretary in January 2011. Prior to her appointment, she served as Wabash National’s Vice President — General Counsel and Secretary, beginning in March 2010, after joining Wabash National in March 2007 as Corporate Counsel. Prior to Wabash National, Ms. Roth was an attorney with Barnes & Thornburg, LLP in Indianapolis, Indiana, and Washington, D.C. Ms. Roth serves on the Board of Visitors for Butler University’s College of Business. She earned a Juris Doctor from Georgetown University Law Center and a Bachelor of Science in Accounting from Butler University.
William D. Pitchford was promoted to Senior Vice President — Human Resources and Assistant Secretary in June 2013. He joined Wabash National in December 2011 as Vice President — Human Resources with an extensive Human Resource background including executive leadership, talent management, training and development, labor relations, employee engagement, compensation design and organizational development. Prior to joining Wabash National, Mr. Pitchford served as Vice President — Human Resources for Rio Tinto Alcan Corporation in Chicago, Illinois, from January 2009 to December 2010 and was with Ford Motor Company for more than 30 years where he held a variety of key leadership positions including Human Resources Director, Labor Relations Director and Senior Human Resources Manager. Mr. Pitchford holds a Master of Arts degree in Human Resources from Central Michigan University and a Bachelor of Science degree from Indiana State University.
Redhawk Acquisition Corporation
Name	Age	Country of Citizenship	Position
Richard J. Giromini	63	USA	Director, President
Brent L. Yeagy	46	USA	Director, Vice President
Jeffery Taylor	51	USA	Secretary and Treasurer
Biographical information for Richard J. Giromini, Brent L. Yeagy and Jeffery L. Taylor is included above.
SCHED-3

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Supreme or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
The Depositary for the Offer is:
If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.
The Information Agent for the Offer is:
Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305
Facsimile: (516) 933-3108